UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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The Andersons, Inc.
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THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
March 19, 2019
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of shareholders to be held on Friday, May 10, 2019 at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 1947 Briarfield Boulevard, Maumee, Ohio 43537.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the Board of Directors operates and gives you information about our director candidates. A form of proxy card and our 2018 annual report to shareholders are also included with this booklet.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
I look forward to seeing you on May 10th.
Sincerely,
/s/ Michael J. Anderson, Sr.
Michael J. Anderson, Sr.
Chairman

THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:    May 10, 2019

Time:    8:00 A.M., Local Time

Place:    The Andersons' Headquarters Building
1947 Briarfield Boulevard
Maumee, Ohio 43537

Matters to be voted upon:

1	The election of ten directors identified as nominees herein to hold office for a one-year term.
2	The approval of the 2019 Long-Term Incentive Compensation Plan
3	The approval of the 2004 Employee Share Purchase Plan Restated and Amended 2019
4	Advisory approval of executive compensation.
5	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
6	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

By order of the Board of Directors

Maumee, Ohio March 19, 2019	/s/ Naran U. Burchinow
Naran U. Burchinow
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 10, 2019
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
PROXY STATEMENT
Annual Meeting of Shareholders
May 10, 2019
Introduction
The Board of Directors (the “Board”) of The Andersons, Inc. (the "Company") is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement was first mailed or otherwise delivered to shareholders on March 26, 2019. The mailing address of the Company’s executive officers is 1947 Briarfield Boulevard in Maumee, Ohio 43537.
This Proxy Solicitation
Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following thirteen sections:

•	Voting

•	Summary of Proposals

•	Election of Directors

•	Corporate Governance

•	Proposal for the 2019 Long-Term Incentive Compensation Plan

•	Proposal for the 2004 Employee Share Purchase Plan Restated and Amended 2019

•	Proposal for an Advisory Vote on Executive Compensation

•	Appointment of Independent Registered Public Accounting Firm

•	Share Ownership

•	Executive Compensation

•	Director Compensation

•	CEO Pay Ratio

•	Other Information
The Annual Meeting: Quorum
The Annual Meeting will be held on Friday, May 10, 2019 at 8:00 a.m., local time, at The Andersons’ Headquarters Building located at 1947 Briarfield Boulevard in Maumee, Ohio.
The Company’s Code of Regulations requires that a majority of our outstanding Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting, and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
There were no shareholder proposals submitted for the 2019 Annual Meeting.
Common Shares Outstanding
The record date for determining holders of the Company’s Common Shares entitled to vote at the Annual Meeting is March 12, 2019. As of the record date, the Company had 33,356,758 Common Shares issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 10, 2019
The proxy statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

Voting
You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned of record as of the close of business on March 12, 2019 (the record date for the Annual Meeting). There is no right to cumulative voting as to any matter, including the election of directors.
How to Vote Your Shares
You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:

•
Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•
Vote via the Internet: You can vote by Internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.
Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.
When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated John P. Kraus and Catherine M. White to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying Naran U. Burchinow, our Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or Internet vote; or

•	Attending the Annual Meeting and revoking your proxy in writing.
If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
The mailing address of the Company’s executive officers is 1947 Briarfield Boulevard in Maumee, Ohio 43537.
Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
How Your Shares Will be Voted
Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares

•	to elect the nominated directors,

•	to approve the 2019 Long-Term Incentive Compensation Plan,

•	to approve the 2004 Employee Share Purchase Plan Restated and Amended January 2019,

•	to approve this year's advisory resolution on executive compensation, and

•	to ratify the selection of the independent registered public accounting firm.

Votes Required to Approve Each Item
The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and, therefore, will not have an effect on the election of directors.
The approval of the 2019 Long-Term Incentive Compensation Plan requires the affirmative vote of the holders of a majority of the Common Shares present and eligible to vote. An abstention will count as a vote against this proposal. Broker non-votes will not count as a vote for or against this proposal.
The approval of the 2004 Employee Share Purchase Plan Restated and Amended 2019 requires the affirmative vote of the holders of a majority of the Common Shares present and eligible to vote. An abstention will count as a vote against this proposal. Broker non-votes will not count as a vote for or against this proposal.
The approval of the advisory vote on executive compensation requires an affirmative vote of the holders of a majority of the Common Shares present and entitled to vote. An abstention will count as a vote against this proposal. Broker non-votes will not count as a vote for or against this proposal.
The ratification of the independent registered public accounting firm requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote. An abstention will count as a vote against this proposal. A proposal to ratify the selection of auditors is considered a routine matter that brokers may vote on without instruction from beneficial owners. As a result, a broker non-vote cannot occur with respect to this proposal.

Householding
The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding”. Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders who receive household materials may elect to receive individual copies of the proxy materials at the same address (and shareholders receiving multiple copies of materials may elect to receive household materials) by contacting Investor Relations in writing at 1947 Briarfield Boulevard, Maumee, Ohio 43537, or via telephone at (419) 893-5050.
Where to Find Voting Results
We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the annual meeting.

Summary of Proposals
The Governance / Nominating Committee and the Board, including all independent directors, have nominated ten directors, each for a one-year term.
The Board has approved the 2019 Long-Term Incentive Compensation Plan and recommends that you vote to ratify its adoption.
The Board has approved the 2004 Employee Share Purchase Plan Restated and Amended January 2019 and recommends that you vote to ratify its adoption.
The Board is submitting to an advisory vote the compensation of the Company’s named executive officers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and conducted in conformance with regulations promulgated by the Securities and Exchange Commission thereunder. While this vote is not binding, the Compensation and Leadership Development Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.
The Audit Committee has recommended, and the Board has approved, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019 and recommends that you vote to ratify their appointment.
At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

Election of Directors
The Board of Directors is currently comprised of ten directors. Proxies cannot be voted for a greater number of individuals than the number of nominees listed below. The Governance / Nominating Committee and the Board have nominated and recommend the election of each of the ten nominees listed below. Each director elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board reduces the number of directors as provided for in the Company’s Code of Regulations.
Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 28, 2019.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Patrick E. Bowe	60	President and CEO since November 2, 2015. Prior to that, Corporate Vice President of Cargill, Inc. and a leader of Cargill's Food Ingredients and Systems business since 2007. Prior to joining Cargill's Corn Milling Division, managed the copper trading desk for Cargill Metals Division and worked as a trader and analyst for Cargill Investor Services at the Chicago Board of Trade. Worked as a cash grain merchant for Louis Dreyfus Corp. in Springfield, Ill., and Phil O'Connel Grain Co., in Stockton, California.	2015
Michael J. Anderson, Sr.	67	Chairman since 2009. Chief Executive Officer from January 1999 to October 2015. President from January 1999 through December 2012. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Currently a Director of FirstEnergy Corp. beginning in 2007 and formerly a Director of Interstate Bakeries Corp from 1998 to 2009.	1988
Gerard M. Anderson	60	Chairman and Chief Executive Officer of DTE Energy since 2014; Chairman, President and Chief Executive Officer of DTE Energy from 2010 through 2013; President and Chief Operating Officer of DTE Energy from 2005 through 2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009.	2008
Stephen F. Dowdle	68
Retired President of Sales for PotashCorp, 1999 to 2017, which merged with Agrium, Inc. to form Nutrien in January 2018. Prior to the merger, oversaw sales, marketing and distribution of PotashCorp's potash, phosphate and nitrogen products. During the merger, served as a Senior Advisor providing transition assistance for sales operations. Also served ten years, 1989 to 1999, as Vice President and Managing Director for Canpotex Limited in Singapore. Formerly a Director of Canpotex Limited from 2010 to 2017. Formerly a Director of SinoFert Holdings Limited from 2005 to 2017. Formerly a Director of the International Plant Nutrient Institute from 2010 to 2017.
			2018
Catherine M. Kilbane	55	Retired Senior Vice President, General Counsel and Secretary of The Sherwin-Williams Company, 2013 to July 2017. Prior to that, Senior Vice President, General Counsel and Secretary of American Greetings Corporation from 2003-2012. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP. Director of The Davey Tree Expert Company. Director of Interface, Inc. Trustee of The Cleveland Clinic Foundation.	2007

Robert J. King, Jr.	63
Senior Adviser for FNB Corp since 2013. Prior to that, President and Chief Executive Officer, PVF Capital Corp from 2009 to 2013; Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009; Managing Director, Western Reserve Partners LLC from 2005-2006; Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. On the advisory board of Ancora Advisors September 23 to December 15, 2016. Director of Shiloh Industries, Inc. since 2005, MTD Corp. since 2005, and Medical Mutual of Ohio since 2012.
			2005
Ross W. Manire	67	Retired President and Chief Executive Officer of ExteNet Systems, Inc., 2002 to 2018. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst & Young LLP. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009
Patrick S. Mullin	70	Retired Managing Partner of Deloitte & Touche LLP in Cleveland. Director of The OM Group, Inc. from 2011 through November 2015.	2013
John T. Stout, Jr.	65	Chairman and Chief Executive Officer of Plaza Belmont Management Group LLC since 2014. Prior to that, Chief Executive Officer of Plaza Belmont Management Group LLC since 1998. Chairman of the Board of Renwood Mills, LLC since 2016. Chairman of Diana Fruit Company since 2014. Managing Member of Homegrown Family Foods since 2019. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009
Jacqueline F. Woods	71	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company since 2000.	1999

Director Skills, Experience and Background

The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the Board – these are listed in detail under the caption “Corporate Governance – Board Meetings and Committees – Governance / Nominating Committee.” Because of the importance of diversity in our businesses, the Committee looks at the different skills and experiences that each nominee brings. Following are specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Director	Specific experience, qualifications, attributes or skills
Patrick E. Bowe
•        Over thirty-five years of experience in the agricultural sector
•        As Corporate Vice President for Cargill's Food Ingredient and Systems Platform, responsible for strategy, capital allocation decisions, customer relationship management, as well as leading key sourcing and business excellence initiatives
•        Has held a variety of leadership positions, both domestically and abroad, including oversight of Cargill's Corn Wet Milling operation
•        Extensive experience in leading large organizations with particular expertise in commodity and futures trading, acquisitions and joint ventures, process improvement, strategic sourcing, capital management, and establishing and maintaining strong customer relationships

Michael J. Anderson, Sr.
•        Forty-year history with the Company including leadership of the Grain business
•        Specific expertise in agricultural commodities trading and hedging activities.
•        Intimate knowledge of all businesses
•        Experience as a member and chair of other public company boards
•        Three years public accounting experience
•        MBA in finance and accounting
•        Executive Leadership Program, Harvard Business School

Gerard M. Anderson
•        Currently engaged as Chairman, President & Chief Executive Officer and board member of a publicly traded energy company
•        Energy industry expertise
•        MBA and MPP with a civil engineering undergraduate degree
•        Past experience as a consultant with McKinsey and Company

Stephen F. Dowdle
•        Extensive executive leadership and sales experience in the plant nutrient industry
•        Wealth of business and agronomy knowledge from more than thirty years in the plant nutrient industry
•        Experience as a member of other company boards
•        Masters and doctorate degree in agronomy and soil science

Catherine M. Kilbane
•        Fourteen years as Secretary and General Counsel for a publicly traded company
•        Experience with public company regulatory requirements •        Experienced public company director
•        Experience in an industry that supplies coating materials used in rail repair
•        Attorney with extensive corporate law experience, including corporate governance, mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.
•        Experience as President & Chief Executive Officer and board member of a publicly traded financial services company
•        MBA with a finance undergraduate degree
•        Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization.
•        Experience as a member of other company boards

Ross W. Manire
•        Retired Chairman and CEO of a telecommunications company
•        Mergers and acquisitions and international business experience
•        Experience as a member of other public company boards
•        Formerly a partner with an international auditing firm and certified public accountant
•        Prior service as Chief Financial Officer of public company
•        MBA with economics undergraduate degree

Patrick S. Mullin
•        Experience managing Northeast Ohio Deloitte & Touche LLP office
•        Experience as Audit Committee Chair for other public companies
•        Served as a trusted business advisor to CEOs, CFOs and the Audit Committee chairs of several publicly traded companies
•        Extensive experience in advising public and private companies on tax, accounting, audit and consulting matters in a variety of industries
•        Over forty years of public accounting experience
•        Merger and acquisition experience
•        Executive Leadership Programs, Harvard and Northwestern

John T. Stout, Jr.
•        Currently engaged as Chairman and Chief Executive Officer of a private equity fund that acquires diversified food processing companies and related businesses
•        Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
•        Mergers and acquisition experience
•        Experience managing companies that consume of wheat, corn, soybeans, rice and other commodities
•        Board member for a variety of companies in the food industry
•        Elected to Kansas City Federal Reserve Board January 1, 2010 and again on January 1, 2013; previously six years on Kansas City Federal Reserve Board Economic Advisory Committee; Currently serving on the Compensation Committee and the Executive Search Committee of Federal Reserve Bank of Kansas City

Jacqueline F. Woods
•        Experience as a President of large telecommunications company
•        Experience as a member of other public company boards
•        Career experience in finance, marketing, strategic planning, public relations and government affairs
•        Executive Leadership Program, Kellogg Graduate School of Management, Northwestern University

The Board of Directors recommends a vote FOR the election of the ten directors as presented.

Corporate Governance

Board Meetings and Committees

Committees of the Board effective as of the May 2018 Annual Meeting
Name	Board	Audit	Compensation and Leadership Development	Governance / Nominating	Finance
Michael J. Anderson, Sr.	C
Patrick E. Bowe	X
Gerard M. Anderson	X			X	X
Stephen F. Dowdle	X
Catherine M. Kilbane	X		X	C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X	X			X
Patrick S. Mullin	X	C		X
John T. Stout, Jr.	X		X		X
Jacqueline F. Woods	X	X	C
C - Chair, X - Member
Stephen F. Dowdle was appointed to the Board effective September 1, 2018.
The Board of Directors held six regular board meetings in 2018. Except for Stephen F. Dowdle, all directors attended 75% or more of the 2018 meetings of the Board, and committees on which each such director served. Owing to prior commitments made prior to being named to the Board, Mr. Dowdle was unable to attend one of the two remaining 2018 meetings held after his appointment. We encourage Board members to attend the annual meeting, and, except for Stephen F. Dowdle, all of the current Board members attended the 2018 Annual Shareholders Meeting. Richard P. Anderson is a non-voting Chairman Emeritus, and is not compensated for any meetings he may attend.
The Audit Committee, Compensation and Leadership Development Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Governance tab within the Investor Relations section of the website.
Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up entirely of independent members.
An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Sr., Chairman and Patrick E. Bowe, President and Chief Executive Officer. Michael J. Anderson, Sr. and Gerard M. Anderson are first cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.
Audit Committee: The Board established the Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee is comprised of three independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies) and, among other duties, oversees the accounting and financial reporting process of the Company, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2018. The Board has determined that Patrick S. Mullin, Committee Chair, and Ross Manire, Committee member, are each “audit committee financial experts” as defined in the federal securities laws and regulations.
Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee, comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed

Companies), reviews the recommendations of the Company’s Chief Executive Officer and Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers and determines the compensation of such officers for the ensuing year which it then recommends to the full Board for approval. The Chief Executive Officer’s compensation is also determined by the Committee and then recommended to the full Board for approval. In addition, under the Company’s 2014 Long-Term Incentive Compensation Plan (which is proposed in this proxy to be replaced by the 2019 Long-Term Incentive Compensation Plan), the Committee reviews, approves and recommends to the Board the value of grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation and Leadership Development Committee met five times during 2018. The Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel. The role of those independent compensation consultants is more fully described in the "Use of Compensation Consultants" section below.
Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met three times in 2018.
Governance / Nominating Committee: The Governance / Nominating Committee is comprised of three independent directors. The Governance / Nominating Committee met three times in 2018. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, recommends a slate of directors to be submitted to the shareholders for approval, and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee and other members of the Board identify candidates for consideration by the Committee, and may, if it elects to, engage the services of third party search firms to identify candidates. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.
It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s headquarters in Maumee, Ohio. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.
Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors are also taken into consideration. Preferences, qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:

•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Brand marketing exposure
The Committee seeks nominees who provide a diverse set of backgrounds, skills, experiences and viewpoints who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and strong ethical behavior, and who will share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of our customers, employees, shareholders and communities.
The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72 prior to the annual meeting.
Mr. Dowdle was recommended to the Committee by the CEO and the Chairman based on their knowledge of the industry and his reputation. The Committee interviewed Mr. Dowdle and recommended him to the Board. No fees or charges to any third party were incurred in connection with the identification or appointment of Mr. Dowdle, nor was such appointment made pursuant to any agreement with any third party.
Board Leadership Structure: The Board has determined to separate the positions of CEO and Chairman. Michael J. Anderson, Sr. has served as Chairman of the Board of Directors since 2009. The Board considers Mr. Anderson's experience on two other public company boards, as well as his extensive prior experience with the Company, to provide a unique resource that will serve the Company well. As Chairman, Mr. Anderson chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company. However, Mr. Anderson is not an independent Board member, and, for that reason, the Board has established the position of an independent Lead Director.
The Lead Director is chosen by the independent directors of the Board. The Lead Director chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves Board meeting agendas and the information available to the Board, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman. In performing these functions, the Lead Director has the responsibility and authority to set the agenda and manage the meetings of the independent directors, to communicate their interests to the Chairman and to the CEO, and to assert any other concerns for the benefit of the stockholders, and in so doing serve as an institutional counterweight to the Chairman and CEO.
In 2017, the Board designated Catherine M. Kilbane as Lead Director of the Board. Assuming their re-election to the Board, the Board expects to re-designate Catherine M. Kilbane as Lead Director of the Board at its May meeting.
Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation and Leadership Development Committee and the Governance / Nominating Committee, certain of its responsibilities in this area. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems, including cyber-security concerns, of internal accounting and financial controls and the performance of the Company’s internal audit function and independent auditor. The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks. The Compensation and Leadership Development Committee has the responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to create undue risk to the Company. The Governance / Nominating Committee has responsibility for oversight of the Company’s ethics policies, including the Company’s Code of Business Conduct, Board Succession and other regulatory / legislative issues.
Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility and coordination of this duty. Each Committee Chairman reports to the Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, company management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.
Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of the Company's officers, or John Kraus, Director, Investor Relations, at the Company’s headquarters at its Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications addressed to the Board will be forwarded directly to the Board members.

Corporate Governance Guidelines: A description of the Company’s corporate governance guidelines may be found in the Company’s website under the under the Governance tab within the Investor Relations section of the website.

Code of Ethics
The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Governance tab within the Investor Relations section of the website. The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s Chief Executive Officer and Chief Financial Officer on its website.
Review, Approval or Ratification of Transactions with Related Persons
The Board has practices and procedures to address potential or actual conflicts of interest and any appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Related Person Transaction Policy”). The Related Person Transaction Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential Related Person Transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
A Related Person Transaction is initially subject to review by the Chief Executive Officer. Matters regarding the Related Person Transaction Policy, or Related Person Transactions involving directors or officers, are submitted to the Governance / Nominating Committee for approval or ratification. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The Related Person Transaction Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Governance / Nominating Committee and do not require separate approval or ratification. The director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
The Governance / Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.
Donald L. Mennel was a director of the Company until May 10, 2018, as he did not stand for re-election to the Board of Directors at the Company's 2018 annual meeting, having reached the Company's mandatory retirement age. He is Chairman, and formerly President and Treasurer of, and a significant shareholder in, The Mennel Milling Company ("Mennel Milling"). Mennel Milling sells grain to, and purchases grain from, the Company and Lansing Trade Group LLC - of which the Company owned approximately 33% of the total equity in 2018 and which became a wholly-owned subsidiary of the Company effective January 1, 2019 - and also leases railcars from the Company, with transactions occurring both before and after Mr. Mennel left the Board. The amounts received from such transactions are below thresholds established by NASDAQ as standards for director non-independence.
John T. Stout, who serves as a director, member of the Compensation and Leadership Development Committee and member of the Finance Committee, is Chairman of the Board, and with immediate family members, a greater than 5% owner, of Renwood Mills, LLC ("Renwood Mills"), in which Lansing Trade Group, LLC has an indirect, minority interest of approximately 7.5%. Renwood Mills purchased approximately $3.75 million of grain from the Company and Lansing Trade Group LLC and sold approximately $1.38 million of millfeed to Lansing Trade Group, LLC (which became a 100% subsidiary of the Company effective January 1, 2019). The amounts received from such transactions are below thresholds established by NASDAQ as standards for director non-independence. The Board has determined that such transactions will not interfere with Mr. Stout's ability to serve as an independent director.
There were no other Related Person Transactions with an officer or director for the year ended December 31, 2018.
Audit Committee Report
The Audit Committee of The Andersons, Inc. Board of Directors operates under a written charter. In May 2018, the Committee was reappointed with three independent directors. The Audit Committee appoints, establishes fees to, reviews audit scope and plan for, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed the Company's audited financial statements and has met and held separate discussions with management, the Company’s internal audit director and the independent registered public accounting firm regarding such financial statements. Management represents to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed management's report on their review of the system of internal control over financial reporting, including the independent registered public accounting firm's report on the design and operating effectiveness of internal controls. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees, and reviewed all material written communications between the independent registered public accounting firm and management.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Patrick S. Mullin (chair), Ross W. Manire, Jacqueline F. Woods
Use of Compensation Consultants
In 2018, the Compensation and Leadership Development Committee of the Board of Directors retained Semler Brossy Consulting Group of Los Angeles, California as its own independent adviser. The consultant continues to act as an independent adviser to the Committee in connection with 2019 executive compensation for executive officers and non-employee independent directors.
Compensation / Risk Relationship
Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:

(a)
Annual Incentive Plan. The Company’s annual cash compensation program for management ("AIP") is based on one year of pretax income performance as defined by U.S. generally accepted accounting principles, adjusted to remove certain non-operating items, as described in the 2018 Financial Performance Highlights section below. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps all short-term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice

President, Treasurer must establish all credit limits above any material size (varies by business group); (iii) Company officers who participate in AIP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements; and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. In 2014, we adopted a policy requiring the repayment or “clawback” of excess cash or equity based compensation where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement from each executive officer of the Company (regardless of the cause of the restatement) and also the group controller of the business unit involved in the restatement. If this policy proves to be incompatible with final rules adopted by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (and, in turn, implemented by NASDAQ listing rules) we will adjust our policy accordingly.

(b)
Performance Share Units. Company officers receive Performance Share Units ("PSUs") that vest based upon service and performance which is measured by three years of cumulative diluted earnings per share on a rolling basis. Company officers also receive PSUs that vest based upon relative total shareholder return ("rTSR") over a three-year period. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, these awards might otherwise induce actions to be taken to improve Company earnings per share results by creating a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also encourage aggressive acquisition strategies, under which the Company might incur imprudent amounts of debt to finance riskier acquisitions in order to increase short-term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) acquisitions of any significance require the approval of the CEO and the Board of Directors; (ii) officers have equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iii) the Company’s leverage is managed within set guidelines by the CEO and the CFO, within levels approved by the Board of Directors.

(c)
Non-qualified stock options. From time to time, the Company may award non-qualified stock options ("NQSOs") to certain Company officers. NQSOs are awards which grant the rights to acquire a certain number of shares of Company stock at the market price on the date of grant for an established term - typically five or more years. The rights to acquire such shares vest to the recipient according to a schedule defined in the terms of the grant agreement. NQSO's present a long-term incentive to executives with the choice of when to exercise the right to acquire the shares under the terms of the grant agreement. In this respect, NQSOs encourage executives to enter into transactions with long-term risks which may result in short-term gains in stock price at the expense of the Company’s long-term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short-term stock price require the approval of the CEO and the Board, and (ii) our internal criteria for approving major investments considers several factors, including a RAROC (Risk Adjusted Return on Capital) analysis whereby riskier investments require higher reward prospects for approval, making approval more difficult to achieve.

(d)
Restricted Share Awards. Restricted Share Awards (“RSAs”) are shares of Common stock delivered at grant date that vest over a three-year period. The main objective of RSAs is to promote retention. To a lesser extent, they also create focus on share price and alignment with shareholders, and the Company does not feel this is significant enough to encourage the taking of undue risk positions.

2019 Long-Term Incentive Compensation Plan and
2004 Employee Share Purchase Plan Restated and Amended January 2019

Overview

At the Annual Meeting, our shareholders will be asked to approve The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan (the “2019 Plan”). The 2019 Plan was approved by the Board on February 22, 2019 subject to shareholder approval. The 2019 Plan authorizes the issuance of up to 2,300,000 shares of common stock in aggregate and will replace The Andersons, Inc. 2014 Long-Term Incentive Compensation Plan (the "2014 Plan") with respect to the granting of future equity awards. As of February 8, 2019, 590,764 shares of common stock subject to awards remain outstanding under the 2014 Long-Term Incentive Compensation Plan. We estimate that the number of shares requested under the 2019 Plan will last a minimum of three years. Prior to such depletion, we expect to ask our shareholders to approve an additional share authorization pursuant to a new plan.

The purposes of the 2019 Plan are to:

•
enhance the profitability and value of the Company for the benefit of its stockholders, by providing equity ownership opportunities to key employees so their interests align with those of our stockholders;

•	enable the Company to offer eligible individuals cash and stock‑based incentives in order to attract, retain and reward such individuals; and

•	strengthen the mutuality of interests between such individuals and the Company's stockholders

Under the 2019 Plan, the Company may grant:

•	stock options:

•	stock appreciation rights ("SARs");

•	restricted stock;

•	performance awards;

•	other stock-based and cash-based awards.

As of February 10, 2019, approximately 90 employees and 9 non-employee directors would be eligible to participate in the 2019 Plan, which is lower than with the Company’s prior plan due to a change in eligibility criteria that raised the minimum organization level required for participation based on competitive benchmarking data. As discussed above, the 2019 Plan will replace our prior equity plan and, accordingly, our non-employee directors will participate in the 2019 Plan.

The Board of Directors adopted the 2004 Employee Share Purchase Plan Restated and Amended January 2019 (the "Restated and Amended ESPP") on February 22, 2019, subject to approval by shareholders. This Restated and Amended ESPP amends and restates the 2004 Employee Share Purchase Plan (the "2004 ESPP") adopted by shareholders in 2004 and authorizes an additional 230,000 shares for future issuance plus the number of Common Shares still available for issuance under the 2004 ESPP, including shares that are not exercised by a participant for any reason, or if a participant's right to purchase shares is terminated. Under the 2004 ESPP, 300,000 Common Shares were reserved for purchase to enable and encourage employees to acquire an ownership interest in the Company through purchase of the Company's Common Shares, thereby permitting Employees to share in the growth in value of the Company. As of February 8, 2019, 848,587 Common Shares have now been distributed, which includes the impact of a 2 for 1 share split in 2006 and a 3 for 2 share split in 2014. and the Board wishes to authorize additional shares to be issued under in an employee stock purchase program. The Restated and Amended ESPP will operate under the same general terms of the 2004 ESPP.

Determination to Adopt the 2019 Plan and the Restated and Amended ESPP

In determining to approve the 2019 Plan and the Restated and Amended ESPP, the Board considered, among other things the following:

•	Need for additional shares for purposes of incentive compensation;

•	Employee participation and eligibility levels projected over the next 3-4 years;

•	Growth in Company share price value and employee compensation;

•	Impact of mergers, acquisitions and divestitures on future participation;

•	Number of years the previous plans met the Company's needs.

The 2019 Plan Conforms to Best Practices

We believe the 2019 Plan contains many best practices for the issuance of incentive equity. It will:

•	be administered by a committee of the Board comprised entirely of independent directors;

•
set a fixed number of shares authorized for issuance with no evergreen feature, which will require us to ask our shareholders to approve an additional share authorization pursuant to a new plan upon depletion;

•	require stock options and SARs be granted with an exercise price or grant price of at least 100% of the fair market value of the option shares on the grant date;

•	not include any “liberal” share recycling provisions, so that shares withheld to pay taxes or to exercise options and SARs are not returned to the plan for future awards;

•	prohibit option and SAR repricing without stockholder approval;

•
not provide for vesting sooner than twelve (12) months from the grant date or a Performance Period that is less than twelve months, other than in connection with a Change in Control or in connection with a participant's death or disability, and except with respect to a maximum of five percent (5%) of the aggregate;

•
not provide for automatic full acceleration of outstanding equity awards in the event of a Change in Control if such equity awards continue, are assumed or substituted for by the successor organization;

•	provide Committee discretion to accelerate vesting or lapse of restrictions when deemed in the best interest of the Company;

•	provide maximum limits on the number of awards that can be granted to any non-employee director under the 2019 Plan; and

•	subject all awards granted under the 2019 Plan to the Company’s recoupment policy, as in effect from time to time.

Cessation of Awards under the Amended 2014 Long-Term Incentive Compensation Plan

Effective with the shareholder approval of the 2019 Plan, no further awards will be granted from the 2014 Plan and any unused shares, including any subsequent forfeitures of shares from the outstanding awards made from the 2014 Plan (whether forfeited due to lapse, expiration, termination, cancellation, or satisfaction in cash or property other than common stock), will be available for grant under the 2019 Plan. All outstanding awards granted under the 2014 Plan will continue to be subject to the terms and conditions of the 2014 Plan and the award agreements which conveyed the awards thereunder.

Overhang and Burn Rate

The Company believes in effectively managing its equity compensation programs while minimizing shareholder dilution. For this reason, the Company and the Compensation & Leadership Development Committee considers both the Company’s “burn rate” and our “overhang” percentage in evaluating the impact of grants under our long-term incentive plans on our shareholders. In determining the number of shares requested under the 2019 Plan, the Compensation Committee considered, among other factors, the historical amounts of equity awards granted by the Company as a percentage of the weighted average number of Common Shares outstanding during the year (or the Company’s "burn rate") and the potential dilution of earnings and voting power to shareholders from the issuance of equity awards calculated as the sum of all equity awards outstanding plus shares available for future grant under a plan, divided by Common Shares outstanding (referred to as “Overhang”).
Overhang
Overhang (measuring the potential dilution of earnings and voting power to shareholders from the issuance of equity awards) is generally calculated as the sum of all equity awards outstanding plus shares available for future grant under a plan, divided by Common Shares outstanding. The table below provides a summary of our four-year historical overhang:

Overhang
As of December 31, 2015	7.0%
As of December 31, 2016	6.3%
As of December 31, 2017	5.6%
As of December 31, 2018	5.1%
Four-Year Annual Average (2015-2018)	6.0%

As of February 8, 2019, the equity component of the Company’s capital structure consisted of 32,914,782 Common Shares outstanding. Any shares remaining available for issuance under the 2014 Plan, but not subject to previously outstanding awards as of the date of approval of the 2019 Plan by our shareholders, would cease to be authorized for issuance under the 2014 Plan at such date. As mentioned earlier in this Proxy unused shares, including any subsequent forfeitures of shares from the outstanding awards made from the 2014 Plan will be available for grant under the 2019 Plan. As of February 8, 2019, 590,764 shares were available for issuance under the 2014 Plan. If approved, the 2019 Plan would authorize 2,300,000 additional shares, as compared to the aggregate authorized number of shares remaining available under the 2014 Plan as of February 8, 2019. The entire authorized number of shares would be available for issuance as stock options, SARs, restricted stock, performance awards and other equity-based awards.
Potential Overhang

Outstanding RSAs as of February 8, 2019	127,375
Outstanding PSUs as of February 8, 2019	308,396
Outstanding Options as of February 8, 2019	325,000
Total shares requested under 2019 Plan	2,300,000
Shares remaining under 2014 Plan as of February 8, 2019(1)	590,764
Total shares requested under Restated and Amended ESPP	230,000
Shares remaining under 2004 ESPP	51,414
Common Shares outstanding as of February 8, 2019	32,914,782
Potential Overhang if 2019 Plan and Restated and Amended ESPP are approved	11.9%
Potential Overhang if 2019 Plan is approved but Restated and Amended ESPP is not approved	11.3%
Potential Overhang if 2019 Plan is not approved and Restated and Amended ESPP is approved	5.0%
(1) 349,229 shares remained in the 2014 Plan after 2019 annual grants effective March 1, 2019
Based on shareholder approval of the 2019 Plan, the Company estimates overhang for the 2019 Plan at 11.1% of Common Shares outstanding.
As of February 8, 2019, the closing price of our Common Shares on the NASDAQ Global Select Market was $34.24 per share.
The potential dilution is a forward-looking statement. Forward-looking statements are not facts, and actual results may differ materially because of factors such as those identified in reports the Company has filed with the Securities and Exchange Commission, including, without limitation, the discretion in determining the number of grantees and the size of the grants, as well as the potential impact of significant corporate events, such as mergers, and of additional future share issuances outside the 2019 Plan.
Burn Rate
Burn rate or run rate (measuring the annual usage of shares) is generally calculated as the number of shares granted divided by the total number of shares outstanding, and generally demonstrates how quickly a company uses available shares. The table below provides a summary of our four-year burn rate under the 2014 Plan:

Burn Rate 2014 Plan
As of December 31, 2015	2.00
As of December 31, 2016	1.55
As of December 31, 2017	1.08
As of December 31, 2018	1.16
Four-Year Annual Average (2015-2018)	1.45
Estimated Annual Burn Rate for the expected life of the 2019 Plan	1.61

The historical burn rate and the potential dilution described above may not be indicative of what the actual amounts will be in the future.

New Plan Benefits

No awards that are conditioned on shareholder approval of the 2019 Plan proposal have been approved by the Committee. The Company has estimated the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the 2019 Plan based on the Company’s current equity award grant practices.

The following table sets forth the amount of awards that would have been made under the proposed 2019 Plan had it been in effect in 2018.

2019 Long-Term Incentive Compensation Plan
Name and Position	Dollar Value (1)
Patrick E. Bowe, Chief Executive Officer	3,062,665
John J. Granato, Chief Financial Officer	—
Anne G. Rex, Vice President, Corporate Controller	153,840
Brian A. Valentine, Senior Vice President, Chief Financial Officer	666,824
Joseph E. McNeely, President, Rail Group	321,685
Naran U. Burchinow, Senior Vice President General Counsel and Corporate Secretary	335,449
Corbett J. Jorgenson, President Grain Group	321,685
Rasesh H. Shah, Senior Director - Rail	321,685
Executive group	6,352,992
Non-executive director group	693,737
Non-executive officer employee group	4,148,669
(1) Based on market price of our common stock on February 8, 2019.
For information regarding the 2018 award grants under the 2014 Plan, see the “Grants of Plan-Based Awards” table on page 52. The grant of future awards under the 2019 Plan will be at the discretion of the Committee.

The following table sets forth the amount of ESPP purchases assuming participants' 2018 contribution elections continue unchanged. The actual number of shares that may be purchased under the Restated and Amended ESPP will depend on each employee’s voluntary election to participate and on the market value of our common stock at various future dates.

2004 Employee Share Purchase Plan Restated and Amended January 2019
Name and Position	Dollar Value (1)
Patrick E. Bowe, Chief Executive Officer	27,495
John J. Granato, Chief Financial Officer	—
Anne G. Rex, Vice President, Corporate Controller	—
Brian A. Valentine, Senior Vice President, Chief Financial Officer	—
Joseph E. McNeely, President, Rail Group	27,495
Naran U. Burchinow, Senior Vice President General Counsel and Corporate Secretary	—
Corbett J. Jorgenson, President Grain Group	—
Rasesh H. Shah, Senior Director - Rail	—
Executive group	82,108
Non-executive director group	—
Non-executive officer employee group	1,441,743
(1) Based on market price of our common stock on February 8, 2019.
Equity Compensation Plan Information
The following table provides information as of December 31, 2018, our fiscal year end, with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. This disclosure is being provided in accordance with Item 201(d) of Regulation S-K.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

	(a)	(b)	(c)
Plan Category	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	1,036,971 (1)	$35.32	461,078 (2)
Equity compensation plans not approved by security holders(3)	—	—	—

(1)
This number includes 325,000 Non-Qualified Stock Options (“Options”), 246,804 total shareholder return-based performance share units, 246,798 earnings per share-based performance share units, and 218,369 restricted shares outstanding under The Andersons, Inc. 2014 Long-Term Performance Compensation Plan. This number does not include any shares related to the Employee Share Purchase Plan. The Employee Share Purchase Plan allows employees to purchase common shares at the lower of the market value on the beginning or end of the calendar year through payroll withholdings. These purchases are completed as of December 31.

(2)	This number includes 51,414 Common Shares available to be purchased under the Employee Share Purchase Plan and 409,664 shares available under equity compensation plans.

(3)
In connection with the Company’s acquisition of the interests in LTG the Company did not already own the Company established the Lansing Acquisition 2018 Inducement and Retention Award Plan (the “Inducement Plan"). The Inducement Plan is to be used exclusively for the grant of equity awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment), as an inducement material to each such individual entering into employment with the Company and to replace existing LTG equity awards. The Company expects to issue up to 650,000 shares of restricted stock under the Inducement Plan in multiple grants. Approximately 280,000 shares have vesting dates of June 30, 2019, April 1, 2020 and April 1, 2021; and the remaining shares have vesting dates of January 1, 2020, January 1, 2021 and January 1, 2022. All awards under the Inducement Plan are subject to each such employee’s continued employment with the Company on such vesting dates. Unvested shares of restricted stock are entitled to vote, entitled to dividends (provided that the actual payment of dividends is conditioned upon the vesting of the shares) and are not transferable.

Registration with the SEC
If the 2019 Plan and/or the Restated and Amended ESPP is approved by our stockholders, we expect to file as soon as reasonably practicable after the Annual Meeting a Registration Statement on Form S-8 with the SEC to register the additional Common Shares that will be issuable thereunder.

Description of the 2019 Long-Term Incentive Compensation Plan

The 2019 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of the Company and its subsidiaries are eligible for grants under the 2019 Plan. The purpose of the 2019 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, and employees by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2019 Plan. This summary is qualified in its entirety by the terms and conditions of the 2019 Plan itself, a copy of which is attached hereto as Appendix A.

Administration. The 2019 Plan is administered by the Compensation & Leadership Development Committee of our Board of Directors. Among the Compensation & Leadership Development Committee’s powers is the ability to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2019 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2019 Plan as it deems necessary or proper. The Compensation & Leadership Development Committee has authority to administer and interpret the 2019 Plan, to grant discretionary awards under the 2019 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2019

Plan and the awards thereunder as the Compensation & Leadership Development Committee deems necessary or desirable and to delegate authority under the 2019 Plan to our executive officers.

Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2019 Plan or with respect to which awards may be granted may not exceed 2,300,000 shares, plus any unused shares from the 2014 Plan. The number of shares available for issuance under the 2019 Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2019 Plan are for any reason canceled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2019 Plan.

Eligibility for Participation. Members of our Board of Directors, as well as officers and employees of the Company or any of our subsidiaries and affiliates are eligible to receive awards under the 2019 Plan. The maximum value of shares which may be granted to any individual non-employee director in any one year is $500,000.

Award Agreement. Awards granted under the 2019 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards, as determined by the Compensation & Leadership Development Committee.

Stock Options. The Compensation & Leadership Development Committee may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation & Leadership Development Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation & Leadership Development Committee at grant and the exercisability of such options may be accelerated by the Compensation & Leadership Development Committee.

Stock Appreciation Rights. The Compensation & Leadership Development Committee may grant stock appreciation rights, which we refer to as SARs. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Compensation & Leadership Development Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the fair market value of our common stock on the date of grant.

Restricted Stock. The Compensation & Leadership Development Committee may award shares of restricted stock. Except as otherwise provided by the Compensation & Leadership Development Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation & Leadership Development Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the vesting periods, any restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation & Leadership Development Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2019 Plan and are discussed in general below.

Other Stock-Based Awards. The Compensation & Leadership Development Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2019 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation & Leadership Development Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2019 Plan and discussed in general below.

Other Cash-Based Awards. The Compensation & Leadership Development Committee may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation & Leadership Development Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation & Leadership Development Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation & Leadership Development Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation & Leadership Development Committee. Based on service, performance and/or other factors or criteria, the Compensation & Leadership Development Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals.    The Compensation & Leadership Development Committee may grant awards of restricted stock, performance awards, and other stock-based awards. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Leadership and Development Committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in various measures approved by the Compensation & Leadership Development Committee, including without limitation: (1) earnings per share; (2) operating income; (3) income before taxes; (4) net income; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital metrics or ratios; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) annual recurring revenues; (21) recurring revenues; (22) license revenues; (23) sales or market share; (24) employee engagement or turnover; (25) customer satisfaction; (26) total shareholder return; (27) economic profit or economic value added; (28) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation & Leadership Development Committee; (29) the fair market value of a share of our common stock; (30) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; (31) control of or reduction in operating expenses; and/or such other criteria as may be determined by authority delegated by the Committee to the Chief Executive Officer.

To the extent permitted by law, the Compensation & Leadership Development Committee may also exclude the impact of an event or occurrence which the Compensation & Leadership Development Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation & Leadership Development Committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation & Leadership Development Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control. In the event of a Change in Control of the Company (as defined in the 2019 Plan), and except as otherwise provided by the Compensation & Leadership Development Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically. Such awards may be, in the discretion of the Compensation & Leadership Development Committee,

(1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. Notwithstanding any other provision to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time. As described below, our awards typically impose a so-called double-trigger for accelerated vesting: a change of control, and an actual termination or constructive discharge (or “good reason resignation”) from the Company.

Shareholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a shareholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination. Notwithstanding any other provision of the 2019 Plan, our Board of Directors may at any time amend any or all of the provisions of the 2019 Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to shareholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2019 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2019 Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Leadership and Development Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards. The 2019 Plan provides that awards granted under the 2019 Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Securities Exchange Act of 1934 or under any applicable rules and regulations promulgated by the Securities and Exchange Commission.

Effective Date; Term. The 2019 Plan was approved by the Board of Directors on February 22, 2019 and is being submitted to the shareholders for ratification at the 2019 Annual Meeting. If ratified, the term of the 2019 Plan will be 10 years from the 2019 Annual Meeting date and no awards will be made thereafter. Any award outstanding under the 2019 Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2019 Plan are quite technical.  Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances.  Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants.  However, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either of such times.  In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income.  If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

                If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price.  In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income.  Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant.  Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price.  Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock.  Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Plan may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes.  Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

                The 2019 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended.  The 2019 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

The Board of Directors recommends a vote FOR approval of the 2019 Plan.

Approval of the 2004 Employee Share Purchase Plan Restated and Amended January 2019

Description of the Restated and Amended ESPP

The Restated and Amended ESPP permits employees of the Company who elect to participate ("Participants") to purchase Common Shares under the Restated and Amended ESPP through payroll deductions. The purpose of the Restated and Amended ESPP is to enable and encourage employees to acquire an ownership interest in the Company through the purchase of Common Shares, thereby permitting employees to share in the growth of the Company. The following is a summary of the principal features of the Restated and Amended ESPP. This summary is qualified in its entirety by the terms and conditions of the Restated and Amended ESPP itself, a copy of which is attached hereto as Appendix B.

The Restated and Amended ESPP will be administered by the Compensation and Leadership Development Committee, which will have the authority, subject to certain limitations, to determine eligibility for participation in the plan and to prescribe the terms and conditions under which Common Shares may be purchased under the Restated and Amended ESPP. All employees of the Company will be eligible to participate in the Restated and Amended ESPP, subject to certain tax law limitations. As of December 31, 2018, the Company had 1,724 full-time and 78 part-time, temporary full-time or seasonal employees.

Participants may direct the deduction of a specified percentage from their eligible compensation, to be used to purchase Common Shares under the Restated and Amended ESPP. A Participant may cease contributions, annually re-enroll in the Restated and Amended ESPP, or increase or decrease the rate of contributions during the offering enrollment period in accordance with the rules and procedures prescribed by the Compensation and Leadership Development Committee from time to time. A Participant will automatically participate in each successive plan period until the time of such Participant's withdrawal from the Restated and Amended ESPP. All deductions made from the eligible compensation of a Participant will be credited on the records of the Company and used by the Company to affect the purchases of Common Shares under the Restated and Amended ESPP.

Each plan period lasts twelve months, beginning on January 1 of each year and ending on the following December 31. At the beginning of each plan period, each Participant will be deemed to have been granted an option to purchase, on the last day of the plan period, Common Shares at an exercise price to be determined by the Compensation and Leadership Development Committee, which price shall be the lesser of (i) the fair market value of the Common Shares as of the first day of such plan period or (ii) the fair market value of the Common Shares as of the last day of such plan period, in each case less a discount to market as specified by the Committee from time to time, such discount not to exceed 15%. The Company does not currently intend to offer a discount to market as part of the Restated and Amended ESPP. The total amount of consideration eligible for the exercise of such deemed option will not exceed the total amount credited to such Participant's account pursuant to the Restated and Amended ESPP for such plan period.

The Company will affect purchases of Common Shares under the Restated and Amended ESPP by allocating the appropriate number of Common Shares to each Participant's share account, until the maximum number of Common Shares available under the Restated and Amended ESPP have been issued and purchased pursuant to the Restated and Amended ESPP's terms. Participants will have all of the rights and privileges of any shareholder with respect to such shares. Any cash dividends paid with respect to a Participant's Common Shares will be either paid to Participant or credited to such Participant's account to be used to purchase Common Shares pursuant to the Restated and Amended ESPP. All Common Share distributions or Common Share splits will be credited to a Participant's share account, which will be administered by the Compensation and Leadership Development Committee. All Common Share rights and warrants will be distributed to a Participant as if such Participant were the record holder of the Common Shares in his or her share account. Upon termination of the Participant's employment with the Company or participation in the Restated and Amended ESPP, all Common Shares credited to such account, and all uninvested cash credited to the Participant's account will be distributed to the Participant. The Company will pay the costs of administering the Restated and Amended ESPP, including the fees and expenses of auditors and counsel in connection with the Restated and Amended ESPP.

The Company will not grant to any Participant any right to purchase Common Shares if the exercise of such right would cause such Participant to own five percent or more of the combined voting power or value of all classes of the Company's capital shares. In addition, the number of shares which may be purchased by any Participant in any plan period cannot exceed the number of shares the fair market value of which, together with the fair market value of shares previously purchased by such Participant during such calendar year, in the aggregate exceeds $25,000. For the preceding limitation, fair market value is measured on the first day of the plan period.

Subject to the provisions of Section 423 of the Code, the Company has the power to amend the Restated and Amended ESPP, in its sole discretion, at any time in any respect, except that the Company may not make any such amendment if it would retroactively impair or otherwise adversely affect the rights of any person to benefits that have already accrued under the Restated and Amended ESPP.

The aggregate number of Common Shares subject to issuance under the Restated and Amended ESPP is 230,000 subject to adjustment in the event of a share dividend, share split or similar change plus any remaining unissued Common Shares from the 2004 ESPP. These Common Shares may be newly issued Common Shares or may be Common Shares purchased for the Restated and Amended ESPP on the open market at the discretion of the Company.

The Restated and Amended ESPP will terminate at such time as all of the Common Shares reserved for purchase under the plan have been purchased, or at any other time at the discretion of the Board of Directors.

Federal Income Tax Consequences

The following discussion is intended only as a general summary of the federal income tax consequences arising from the purchase of Common Shares pursuant to the Restated and Amended ESPP ("Plan Shares") and the subsequent disposition of such Plan Shares, as based upon the Internal Revenue Code (the "Code") as currently in effect. Because federal income tax consequences will vary as a result of individual circumstances, each employee participating in the Restated and Amended ESPP should consult his or her tax advisor with respect to the tax consequences of the purchase or disposition of Plan Shares. Moreover, the following summary relates only to Participants' federal income tax treatment. The state, local and foreign tax consequences may be substantially different.

The Company intends the Restated and Amended ESPP to be an “employee stock purchase plan” as defined in Section 423 of the Code, and plans to report the tax consequences of rights to purchase shares and the exercise of such rights pursuant to the Restated and Amended ESPP accordingly. If the Restated and Amended ESPP is not so qualified for any reason, including failure to receive the requisite shareholder approval, then the grant of a right to purchase Plan Shares will generally not be taxable, but Participants will recognize ordinary compensation income on the Purchase Date equal to the difference between the price paid and the fair market value of the Plan Shares on that date, and the Company will be entitled to a deduction for the same amount. Thereafter, a Participant will be taxed as any other investor in Common Shares, as if the Participant had purchased the Plan Shares at fair market value. Except where noted otherwise, the following discussion assumes that the Restated and Amended ESPP is so qualified.

Under applicable provisions of the Code, Participants remain taxable on all compensation income, including the amount of payroll deductions used to purchase Plan Shares. However, assuming the Restated and Amended ESPP is qualified pursuant to Code Section 423, Participants will not recognize taxable income, and the Company will not be entitled to a deduction, on the date of grant (the “Grant Date”) or the date of exercise (the "Purchase Date") of a right to purchase Plan Shares.

The tax treatment of a Participant who sells Plan Shares (or makes a taxable exchange of Plan Shares for other property) depends on how long the Participant holds those Plan Shares, measured from the Grant Date and the Purchase Date. If a Participant sells Plan Shares more than two years after the Grant Date and more than one year after the Purchase Date, the gain or loss on such sale is computed as the difference between the price paid and the sale price. If the Plan Shares are sold at a gain, a portion of the gain will be treated as ordinary compensation income equal to the lesser of (a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference, if any, between the fair market value of the Plan Shares on the date of disposition and the amount the Participant paid for such Plan Shares. If there is additional gain (in excess of the ordinary income amount), the remaining gain will be long-term capital gain. If the Plan Shares are sold at a loss, the loss will be a capital loss, and no portion of the loss will be treated as an ordinary loss or deduction. The Company will not be entitled to any deduction as a result of any such sale.

If a Participant sells Plan Shares within two years after the Grant Date or within one year after the Purchase Date (a "disqualifying disposition"), a two-step analysis is required. First, the Participant will recognize taxable, ordinary compensation income in the year of sale equal to the difference between the fair market value of the Plan Shares on the Purchase Date and the amount paid for such Plan Shares. This amount of ordinary compensation income is then treated as an additional amount paid for the Plan Shares, so that the Participant is deemed to have purchased the Plan Shares at their fair market value on the Purchase Date. Second, capital gain or loss will be computed as the difference between the actual sale price and the deemed purchase price (i.e., the difference between the actual sale price and the fair market value on the Purchase Date). The capital gain or loss will be long-term or short-term gain or loss depending on whether the Participant held the Plan Shares for more than one year after the Purchase Date. In the case of such a disqualifying disposition, the Company will be entitled to a deduction in the year of sale equal to the amount the Participant reports as ordinary income.

If a Participant makes a gift or otherwise disposes of Plan Shares other than in a taxable exchange or sale, the Participant may recognize taxable, ordinary compensation income in the year of such disposition. In the case of a disposition more than two years after the Grant Date and more than one year after the Purchase Date, if the fair market value of the Plan Shares on the date of disposition is greater than the amount the Participant paid for such Plan Shares, the amount of ordinary compensation income will be the lesser of the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and the difference between the fair market value of the Plan Shares on the date of disposition and the amount the Participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of disposition is not greater than the amount the Participant paid for such Plan Shares, the Participant does not recognize any ordinary compensation income. In the case of such a disposition within two years after the Grant Date or within one year after the Purchase Date (a "disqualifying disposition"), the amount of ordinary compensation income will be the difference between the fair market value of the Plan Shares on the Purchase Date and the amount paid for such Plan Shares.

If a Participant dies while still holding Plan Shares and the fair market value of the Plan Shares on the date of death is greater than the amount the Participant paid for such Plan Shares, the tax return for the year of death must include ordinary compensation income equal to the lesser of (a) the difference between the fair market value of the Plan Shares on the Grant Date and the amount paid for such Plan Shares and (b) the difference between the fair market value of the Plan Shares on the date of death and the amount the Participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of death is not greater than the amount the Participant paid for such Plan Shares, the tax return for the year of death will not include any ordinary income relating to the Plan Shares.

Any dividends paid on Plan Shares must be reported as ordinary income in the year paid, regardless of the fact that such dividends are reinvested in additional Plan Shares. The sale of Plan Shares purchased through dividend reinvestment is subject to the income tax rules that normally apply to the sale of securities.

As discussed above, the compensation to an employee related to the purchase and disposition of Plan Shares is only deductible to the Company if the employee makes a disqualifying disposition of the Plan Shares.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to Participants under the Restated and Amended ESPP. It is accordingly recommended that all Participants consult their own tax advisors concerning federal, state, local and foreign income and other tax considerations relating to the Restated and Amended ESPP.

The Board of Directors recommends a vote FOR approval of the Restated and Amended ESPP.

Proposal for an Advisory Vote on Executive Compensation
As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non-binding advisory resolution to our shareholders for approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis included within this proxy statement.
We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our operating results, demonstrates the appropriateness of our executive compensation practices. Please refer to the Compensation Discussion and Analysis contained in this proxy statement for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our named executive officers.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the following advisory resolution on executive compensation:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Deloitte & Touche LLP ("Deloitte") has served as the Company's independent registered public accounting firm since 2015. Based on its evaluation of Deloitte's independence and performance on the recent audit, the Audit Committee has appointed Deloitte as the independent registered public accounting firm of the Company for the year ending December 31, 2019 and now seeks the shareholders' ratification of such appointment.
Representatives of Deloitte are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Audit and Other Fees
During 2018 and 2017, Deloitte not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by Deloitte for audit, audit-related, tax and other services related to fiscal year 2018 and 2017.

Fees	2018	2017
Audit (1)	$3,517,652	$3,232,886
Audit-related (2)	1,045,521	26,000
Tax (3)	591,925	36,700
Other (4)	46,800	—
Total	$5,201,898	$3,295,586

(1)
Comprises the audits of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly consolidated financial statements, as well as the statutory audits of the Company’s consolidated subsidiaries, attest services and consents to SEC filings.

(2)
Amounts incurred in 2018 related to due diligence efforts for the Company's acquisition of Lansing Trade Group. Amounts incurred in 2017 related to advising on internal control matters related to SAP integration during the implementation for the Plant Nutrient Group.

(3)	Amounts incurred in 2018 and 2017 were for services related to tax compliance, consultations and planning projects.

(4)	Amounts incurred in 2018 related to advisory services for the adoption of the new leasing standard.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all known audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. Additional services that arise from time to time are pre-approved by the Audit Committee Chair and presented to the full Audit Committee at the next meeting. The Audit Committee is updated as to the actual billings for these items at each meeting.
Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.
All audit-related services, tax and other service fees were pre-approved by the Audit Committee. All 2018 and 2017 fees noted above were for employees of Deloitte.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019.
If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee may consider other independent registered public accounting firms. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

Share Ownership
Shares Owned by Directors and Executive Officers
The following table indicates the number of Common Shares beneficially owned as of February 28, 2019. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 1947 Briarfield Boulevard, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
Name	Options(a)	Common Shares		Aggregate Number of Shares Beneficially Owned	Percent of Class (b)
Michael J. Anderson, Sr.	—	565,477	(c)	565,477	1.7%
Gerard M. Anderson	—	336,002	(d)	336,002	1.0%
Patrick E. Bowe	325,000	101,590		426,590	1.3%
Naran U. Burchinow	—	24,515		24,515	*
Stephen F. Dowdle	—	6,120		6,120	*
John J. Granato	—	17,881	(e)	17,881	*
Corbett J. Jorgenson	—	14,296		14,296	*
Catherine M. Kilbane	—	28,989		28,989	*
Robert J. King, Jr.	—	30,571	(f)	30,571	*
Joseph E. McNeely	—	11,983		11,983	*
Ross W. Manire	—	17,527		17,527	*
Patrick S. Mullin	—	12,443		12,443	*
Anne G. Rex	—	17,916		17,916	*
Rasesh H. Shah	—	23,540	(g)	23,540	*
John T. Stout, Jr.	—	24,874	(h)	24,874	*
Brian A. Valentine	—	12,225		12,225	*
Jacqueline F. Woods	—	20,558		20,558	*
All directors and executive officers as a group (22 persons)	325,000	1,324,614		1,649,614	5.0%

(a)	Includes options exercisable within 60 days of February 28, 2019.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 150,138 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(d)	Includes 316,497 Common shares held by trust.

(e)	Effective February 28, 2018, John J. Granato left the company.

(f)	Includes 18,970 Common shares held by trust.

(g)	Effective July 27, 2018, Rasesh H. Shah left the company.

(h)	Includes 4,219 Common shares held by trust.

Share Ownership of Certain Beneficial Owners
The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2018:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Class as of December 31, 2018
Common Shares	Blackrock, Inc. (a) 55 East 52nd Street New York, NY 10055	3,918,354	13.8%
Common Shares	The Vanguard Group, Inc. (b) 100 Vanguard Boulevard Malvern, PA 19355	2,945,250	9.0%
Common Shares	Victory Capital Management, Inc. (c) 4900 Tiedeman Rd., 4th Floor Brooklyn, OH 44144	2,542,109	7.8%
Common Shares	Dimensional Fund Advisors LP (d) Building One 6300 Bee Cave Road Austin, TX 78746	2,354,883	8.3%

(a)
Based upon information set forth in the Schedule 13G filed on January 24, 2019 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote 3,839,018 Common Shares and sole dispositive power over 3,918,354 Common Shares.

(b)
Based upon information set forth in the Schedule 13G filed on February 11, 2019 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment adviser and holding company with the sole power to vote 26,455 Common Shares and sole dispositive power over 2,917,345 Common Shares. Vanguard Fiduciary Trust Company (“VFTC”) is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of collective trust accounts with the sole power to vote and dispose of 23,805 Common Shares. Vanguard Investments Australia, Ltd. ("VIA") is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of Australian investment offerings with the sole power to vote and dispose of 6,750 Common Shares.

(c)
Based upon information set forth in the Schedule 13G filed on February 1, 2019 by Victory Capital Management, Inc. Victory Capital Management, Inc. is an investment adviser with the sole power to vote 2,493,759 Common Shares and sole dispositive power over 2,542,109 Common Shares.

(d)
Based upon information set forth in the Schedule 13G filed on February 8, 2019 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment adviser with the sole power to vote 2,268,358 Common Shares and sole dispositive power over 2,354,883 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2018.
Compensation and Leadership Development Committee Interlocks and Insider Participation
No member of our Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Leadership Development Committee.

Executive Compensation
Compensation and Leadership Development Committee Report
The Compensation and Leadership Development Committee ("the Committee") has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
Jacqueline F. Woods (chair), Catherine M. Kilbane, Robert J. King, Jr., John T. Stout, Jr.
Compensation Discussion and Analysis
The following section describes the components of our executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For the year ended December 31, 2018, our NEOs included the following individuals:

Officers	Title as of December 31, 2018
Patrick E. Bowe	Chief Executive Officer
John J. Granato	Chief Financial Officer (1)
Anne G. Rex	Vice President, Corporate Controller (1)
Brian A. Valentine	Senior Vice President, Chief Financial Officer (2)
Joseph E. McNeely	President, Rail Group
Naran U. Burchinow	Senior Vice President, General Counsel & Corporate Secretary
Corbett J. Jorgenson	President, Grain Group
Rasesh H. Shah	Senior Director - Rail (3)

1) Effective February 28, 2018, John J. Granato left the company to pursue other interests. Anne G. Rex, Vice President & Corporate Controller, was named Interim Chief Financial Officer.
2) Effective August 1, 2018, Brian A. Valentine joined the company as Chief Financial Officer.
3) Effective July 27, 2018, Rasesh H. Shah retired from the company.

Executive Summary
Rewarding Performance and Achieving Objectives
Our compensation plans and policies are structured to achieve the following goals:

•	Compensation should reflect a balanced mix of short and long-term components.

•	Short-term cash compensation (which is both base pay and annual incentive) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership, so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

To do so, we provide:

Base Salary	A base salary is established for each position, based upon competitive benchmarking and an understanding of each individual’s responsibilities and experience.
Short-Term Incentive Compensation
An annual cash incentive. For 2018, 70% of the incentive is determined by a formula based on pre-tax income of the Company as a whole as well as the executive’s individual business unit, where relevant. The remaining 30% is awarded at the discretion of the CEO (or the Committee in the case of the CEO's own award) based on individual contributions. The pool available for the CEO’s discretionary awards is determined by a formula also based on pre-tax income.

Long-Term Incentive Compensation:
Restricted Share Awards ("RSAs")	Grants of common stock subject to vesting over a multi-year period. In 2018, fifty percent (50%) of the value of the Long-Term Incentive equity grant was in the form of RSAs.
Performance Share Units ("PSUs")
Grants of units convertible to common stock upon performance criteria being met over a three-year period. In 2018, fifty percent (50%) of the value of the Long-Term Incentive equity grant was in the form of PSUs. Within the grant value tied to PSUs, fifty percent (50%) will vest based on cumulative EPS criteria and fifty percent (50%) will vest based on relative Total Shareholder Return ("rTSR") over the 2018-2020 performance period. The details of the rTSR criteria are described in the Performance Share Units section below.

NEO compensation is designed to maintain a strong link between pay and performance, with both short and long-term incentives. The majority of our NEO compensation will vary based on performance. In 2018, 76% of CEO compensation and 59% of all other NEO's compensation is designed to vary with Company and, where relevant, business unit performance.

Mix of Target Compensation

2018 Financial Performance Highlights
The Company's results in 2018 are highlighted below.

•	Net income of $41.5 million for 2018 or $1.46 per diluted share (1) and adjusted net income of $46.4 million or $1.63 per diluted share.

•	Grain Group recorded pretax income of $26.7 million, as Base Grain results rose on improved merchandising income even as wheat spreads narrowed, along with strong earnings from affiliates.

•	Ethanol Group earned $22.1 million of pretax income from good marketing decisions and highly efficient production.

•	Plant Nutrient Group reported pretax income of $12.0 million, as all product lines except specialty nutrients recorded better year-over-year results, along with reduced operating expenses.

•	Rail Group reported $17.4 million of pretax income from lower lease income on higher interest expense despite better utilization.
(1) The pre-tax income number used to determine compensation amounts was adjusted to remove certain items that were not representative of ongoing operations, such as those relating to reorganization expense, acquisition costs, impairment charges and gains/losses on sales of assets.
Based on these results as well as other measures of our financial performance, NEOs were eligible for payouts under our 2018 annual incentive plan performance that varied from 45 - 82% of their individual targets, depending on business unit, and a nominal payout for the performance-based portion of our long-term incentive plans that vested in 2018. More specifically:

•
All of our NEOs who were actively employed at year end received a payout as part of his or her annual cash bonus based on company and individual performance. The President, Rail Group and President, Grain Group received payouts based on their individual and segment-specific performance with a smaller portion tied to Company performance.

•
Half of the PSUs granted in 2016 and vesting as of December 31, 2018, were tied to our 3-year cumulative EPS performance. No executive received a payout on these awards as our actual 3-year cumulative EPS of $3.13 (2) fell below the threshold set for these awards of $6.74.

•
Half of the PSUs granted in 2016 and vesting as of December 31, 2018, were tied to our 3-year rTSR performance. The final award of 8.7% reflects the Andersons under-performing the Russell 3000 Index by 10.26%.

(2) Using an adjustment framework approved by the Committee, the EPS number used to determine compensation amounts was adjusted to remove certain items that were not representative of ongoing operations, such as those relating to acquisition costs, impact of tax reform, impairment charges, pension settlement charges, and gains/losses on sales of assets.

These results are further demonstrated in the graphs below.

The 76-for-performance approach to compensation. The graph displays trends in pre-tax income compared to total short-term incentives for the Company’s NEOs for each year. The Company's annual incentive program is designed to be directly responsive to changes in earnings. Over the five-year period, changes in annual incentive compensation for NEOs were appropriately aligned with changes in pre-tax income.

(1) A new CEO was selected in September 2015.
The following long-term performance and compensation graphs illustrate diluted EPS and resulting CEO equity-based compensation from Performance Share Units (PSUs) for the performance periods ending on December 31, 2016, 2017 and 2018.
Long-Term Performance Based Compensation- Cumulative EPS

(1) CEO Compensation Based on EPS reflects target and actual amounts for Michael J. Anderson, Sr. for years 2016 and 2017, as PSU vesting occurs three years after the grant date.
We establish both threshold and target levels for our incentives, and cap an individual's incentive, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging goals based on historical results. For the three-year period ending in 2018, we achieved $3.13 per diluted share, adjusted for certain items, as noted above. The relationship between incentive-based pay and performance is strong as evidenced by the graphs of annual and long-term NEO compensation. See the Bonus, Performance Targets & Thresholds section below for greater detail.

Consideration of 2018 Say on Pay Advisory Vote
The Company’s executive compensation plans were approved by 93% of the shareholders in the 2018 proxy. In view of this result, we believe there is broad support by the shareholders for the overall direction, philosophy and value of our executive compensation plans. As a result, no material changes were made to the Company’s executive compensation plans in direct response to the voting results. Consistent with our recommendation, we are submitting our executive compensation plans, to an annual non-binding vote of shareholders in this proxy statement. The Company intends to continue this practice on an annual basis.

Compensation Governance Framework

In order to meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices, the company has adopted a strong corporate governance framework that includes the components described below.

•
Stock Ownership Guidelines - We have established stock ownership guidelines for our executive officers with target shareholding levels expressed as multiples of base salary to further align the interests of our executives with those of our shareholders. Our Board Directors are also subject to ownership guidelines expressed as a multiple of their annual retainer. Refer to page 57 for additional information.

•
Share Retention Requirement - Company officers are required to retain at least 75% of the net shares acquired through incentive awards until their target shareholding level is achieved; thereafter, they are required to retain 25% of net shares until two times their target shareholding level is achieved. Refer to page 47 for additional information.

•
Recoupment Policy - We have adopted a policy requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company (and also the group controller of the relevant business unit) where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

•
Double-Trigger Vesting - The Committee requires that all equity awards have a "double-trigger" for vesting following a change in control (i.e., awards do not automatically accelerate unless a participant also has a termination of employment). The 2019 Long-Term Incentive Compensation Plan presented in this proxy also includes a requirement for double-trigger vesting.

•	No Stock Option Re-Pricing - Neither the 2014 or 2019 Plans permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•	Minimum Vesting Period - The 2019 Long-Term Incentive Compensation Plan presented in this Proxy requires a minimum one-year vesting requirement on long-term incentive grants.

•
No Excise Tax Gross-Ups - The Company does not provide tax gross-ups for excise taxes that may be imposed under IRC Section 4999 following a change-in-control or on executive benefits and perquisites during normal employment.

•	Annual Say on Pay Vote - We value the input of our shareholders and include a non-binding vote on our executive compensation policies and practices annually.

General Principles and Procedures
Committee’s Role and Responsibilities
The Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board pursuant to a Committee charter, which is reviewed and approved by the Governance and Nominating Committee, and ratified by the full Board, annually.

The CEO and the Vice President, Human Resources make initial recommendations to the Committee and participate in Committee discussions. In the case of the CEO, compensation is determined by the Committee, without management present. The Committee then makes recommendations related to the compensation provided to all executive officers (including the CEO) to the Board of Directors for their approval.
Committee Consultants
The Committee is empowered by its charter to retain its own independent legal and compensation consultants, at the Company's expense. The Committee engaged the Semler Brossy Consulting Group to objectively review and make recommendations regarding 1) aspects of our Long-Term Incentive Compensation Plan and equity grants, and 2) Total Direct Compensation for executive officers and non-employee independent directors. Semler Brossy also supports the Committee in identifying an appropriate peer group for benchmarking executive pay levels and practices, annually providing the Committee with data on competitive pay levels for the senior executives and the design and calibration of our annual incentive plan, providing the Committee with regular updates on regulatory and governance considerations, and providing input into the Company's disclosures on executive compensation and other activities. Annually the Committee reviews the independence of Semler Brossy based on the NASDAQ listing standards and has determined that Semler Brossy is independent of management. The firm continued to provide independent advice to the Committee in 2018 regarding Committee matters.
Benchmarking
For NEOs, we compare our compensation to that of other companies on an annual basis. For 2018, compensation was benchmarked against public market data from peer company proxies as well as based on data published in annual compensation surveys.
Peer group companies are reviewed annually by the Committee based on the recommendations of Semler Brossy. Peers are selected to best reflect our mix of businesses and economics, such as revenue, market value and operating margin.
Our approach to benchmarking combines peer group data from commodities-based businesses with general industry surveys that reflect a smaller revenue scope than our actual revenue. This approach addresses the issue that our commodities-based business may overstate our true peer size, and seeks to avoid the upward compensation pressure a peer-group only approach might create.
The peer group used for NEO pay decisions in 2018 is comprised of these 18 companies:

Applied Industrial Tech	Dean Foods Co.	Pacific Ethanol, Inc.
BMC Stock Holdings, Inc.	Fresh Del Monte Produce, Inc.	Sanderson Farms, Inc.
Beacon Roofing Supply, Inc.	Flowers Foods, Inc.	Snyder's-Lance, Inc.
Cal-Maine Foods, Inc.	Green Plains, Inc.	SpartanNash Co.
CVR Energy, Inc.	Greenbrier Cos., Inc.	The Chef's Warehouse, Inc.
Darling Ingredients, Inc.	Nexeo Solutions, Inc.	United Natural Foods, Inc.
Our pay strategy is to have Total Direct Compensation (sum of base salary, short-term incentive and long-term incentive) aligned with the median of our competitive benchmark if annually established target levels for Company and business unit pre-tax income are achieved. While the Committee referenced the median of market data for each element, as well as the sum of all elements of total compensation when making pay decisions for NEOs, actual and target pay for each executive may vary from market median based on the Committee’s assessment of each individual’s skill, experience, performance and other contributions, as well as the overall business context of the Company and year-over-year changes in market pay levels, each assessed by the Committee in its judgment without any specific weightings or formulas.

Elements of Total Direct Compensation
Following is an overview of the 2018 components of Total Direct Compensation for Named Executive Officers:

		Element	Description	Objective	Delivery
Total Direct Compensation	Total Cash Compensation	Base Salary	Generally targeted at the median of market benchmarks.	Payment for day to day performance of job accountabilities. A market-based range allows for variation based on skills, experience, and performance.	Cash
Short-term Incentive Compensation – Annual Incentive Plan
Annual incentive opportunity calculated as percentage of base salary. Short-term incentive is based primarily upon the formula as described in Bonus, Performance Targets & Thresholds below. A discretionary award may also be awarded by the CEO. At Target performance in 2018, the pool of funds available for discretionary awards is 30% of the total incentive bonus pool. Maximum incentive pool, regardless of performance, is 2 times the Target bonus.

Incentive for annual pre-tax income performance plus other non-financial objectives. Allocation of discretionary pool based on assessment of overall individual performance and achievement of individual objectives.
Cash
	Long-term Incentive (LTI) Compensation	Performance Share Units (PSUs)
Grant amount based on half of the NEO’s total LTI target opportunity. Vesting of PSUs granted in 2018 is based upon achievement of: 1) targeted cumulative diluted Earnings Per Share (EPS) over the 3-year performance period, and 2) relative Total Shareholder Return (rTSR) over the 3-year performance period. 50% of PSUs are earned based on cumulative EPS and the remaining 50% based on rTSR.

Taken together the two equally weighted performance measures used for the PSUs reward an effective balance between consistent year-over-year earnings and shareholder return expectations.
The use of rTSR strengthens the link between share price growth and long-term compensation.
Conversion of units to Common Shares (if earned) at end of 3-year performance period which are then subject to Ownership & Retention Policy.
		Restricted Stock Awards (RSAs)	Grant amount based on half of the NEO's total LTI target.	Promotes retention due to the multi-year vesting period. Also creates focus on share price and alignment with shareholders.	Delivery of restricted shares at grant date. Shares have graded vesting over three years and are then subject to Share Ownership & Retention Policy.

2018 Executive Compensation Components
Base Pay
Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to competitive benchmark information, individual performance and the Company’s plan for overall wage increases. Larger salary increases may occur when promotions or new accountabilities create additional value for a position, benchmark data indicates that an adjustment is necessary to maintain market competitiveness, or based upon considerations of internal equity with other similarly situated NEOs.
For 2018, the Committee referenced the median of competitive benchmark information for considering each NEOs competitive salary positioning. The Committee considers a range of plus or minus 15% from the median of the benchmark information as a competitive target range.
Following is a table setting forth NEO annualized base salary for year-end 2018 and 2017 and the percentage change.

	YE 2018 Base Salary	YE 2017 Base Salary	% Change in Base Salary
Patrick E. Bowe	$930,000	$900,000	3.3%
John J. Granato	—	430,000	N/A
Anne G. Rex	251,000	245,000	2.4%
Brian A. Valentine	465,000	—	N/A
Joseph E. McNeely	350,000	—	N/A
Naran U. Burchinow	365,000	350,000	4.3%
Corbett J. Jorgenson	350,000	335,000	4.5%
Rasesh H. Shah	—	350,000	N/A
Bonus, Performance Goals
We believe that our cash bonus plan (which we call the Annual Incentive Plan or "AIP") encourages sound investment decisions, prudent asset management, and profitable Group and Company performance.
The AIP requires the setting of annual income thresholds, targets and maximum for each of the Company’s business units and for the total Company. Thresholds are levels of pre-tax income that must be achieved before any AIP payment is earned. At Threshold performance, only minimum levels of AIP payments are earned. Targets are the levels of pre-tax income at which the resulting AIP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. Maximums are levels of pre-tax income (171% of pre-tax income Target) at which the maximum bonus amounts are earned.
Income goals for the coming year for each business unit are presented to the Committee prior to the start of the year. The Committee then makes a recommendation to the Board of Directors for its approval. All 2018 goals were determined through this process and were approved by the Board of Directors. In 2018, pre-tax income goals were aligned with current year financial plans and at target generally represent the income expectation for the business unit and the Company. The business unit pre-tax income goals plus a component for corporate expense roll up to determine the Company's annual plan for pre-tax income. Considering recent results and continuing headwinds and volatility in key businesses, the Committee believes the 2018 business plan was challenging.
The Committee retains discretion to consider adjustments to performance results to exclude the impact of unusual or extraordinary results that do not reflect the on-going business operations and to avoid unintended incentives for management to make decisions solely on the basis of achieving incentive results. The Committee uses a decision framework for consistency to consider the materiality and facts and circumstances of potential adjustments, and has discretion as to which groups and/or individuals are impacted. The pre-tax income goals impacting 2018 NEO compensation were as follows:

	Pre-Tax Income ($000s)
	Threshold	Target	Maximum
Grain	$14,000	$28,000	$47,880
Ethanol	12,500	25,000	42,750
Plant Nutrient	10,500	21,000	35,910
Rail	13,000	26,000	44,460
Company	39,250	78,500	134,235

For any individual eligible for AIP incentive awards, including NEO’s, the AIP award is broken up into components: one or more non-discretionary components based upon Company or business unit pre-tax income financial performance; and a discretionary component based upon the CEO’s assessment of individual performance (in the case of the CEO, the Committee’s assessment of individual performance). If the Company, as a whole, or an individual business unit exceeds Threshold, the amount available for Company or business unit incentives will be increased proportionately. If Thresholds are not met, no Company or business unit incentives are earned for the non-discretionary portions of AIP which are based on Company or business unit performance. For 2018, NEOs who are Group Presidents earned 50% of their target incentive based on their Group's pre-tax income performance, 20% on overall Company pre-tax income performance, and 30% based on individual performance. Patrick E. Bowe, Brian A. Valentine, Anne G. Rex and Naran U. Burchinow earned 70% of their target incentive based on Company pre-tax income performance, and 30% based on an assessment of individual performance. While our expectation is that each business unit will achieve at least Threshold performance resulting in at least a minimum Company or business unit incentive, this is not always possible due to the volatility of the Company's industries.
The Committee considers and approves all NEO AIP incentives, including the discretionary portion attributed to individual performance. For 2018, the pool of dollars available to the CEO for this discretionary portion is based on a combination of business unit pre-tax income performance and the Company's pre-tax income performance. The Committee may elect to fund a minimum amount for the discretionary performance portion of AIP even when the Company or business unit has not achieved Threshold performance. While no amount of funding is assured in this circumstance, if the Committee determines that some level of award for individual performance is appropriate, it may elect to authorize funding anywhere from 0% to approximately 15% of the AIP target award.
As Group and Company pre-tax income Thresholds are exceeded, the funding of the discretionary pool increases proportionately. At Target performance the aggregate pool for discretionary awards is 30% of the total AIP cash bonus pool. The CEO bases his determination for discretionary awards on his assessment of the NEO's business unit and individual performance, unique challenges faced by such NEO's industry, as well as the size of the NEO's Company and business unit-based AIP incentive in light of the challenges and opportunities which may have impacted their ability to achieve Target income levels. The CEO has latitude in awarding discretionary awards to the executive team based on each executive's individual performance and contributions, but each discretionary award recommended by the CEO must be approved by the Committee. For 2018, the CEO recommended and the Committee approved discretionary awards for the employed NEO group, excluding the CEO, that averaged 115% of the target value for the individual performance component of AIP incentives. Discretionary factors included successful negotiation and closing of a significant acquisition.
The Committee makes the determination of the individual performance award for the CEO. For 2018, the Committee considered the following factors in awarding 100% of the discretionary target value to the CEO: implementation of robust succession planning processes; successful negotiation of a significant acquisition; capital and budget planning improvements; and improvement in year-over-year financial results.
Individual business units for the NEOs had the following results:

	Company	Rail	Ethanol	Grain	Plant Nutrient
2018	Exceeded Threshold	Exceeded Threshold	Exceeded Threshold	Exceeded Threshold	Exceeded Threshold
2017	Exceeded Threshold	Exceeded Threshold	Exceeded Threshold	Exceeded Threshold	Below Threshold
2016	Below Threshold	Exceeded Threshold	Target	Below Threshold	Below Threshold

The following table includes 2018 and 2017 AIP payouts (including both formula and discretionary components) and the percentage of total target incentive for each of the NEOs.

	AIP
	2018			2017
	Payout	Target	% of Target	Payout	Target	% of Target
Patrick E. Bowe	$605,000	$930,000	65%	$470,000	$900,000	52%
John J. Granato (1)	—	36,144	—	177,326	344,000	52%
Anne G. Rex	100,000	141,380	71%	76,500	138,000	55%
Brian A. Valentine (2)	110,000	165,680	66%	—	—	—%
Joseph E. McNeely (3)	210,000	262,500	80%	—	—	—%
Naran U. Burchinow	190,000	273,750	69%	135,000	245,000	55%
Corbett J. Jorgenson	145,000	262,500	55%	146,000	251,250	58%
Rasesh H. Shah (4)	153,000	153,000	100%	170,000	262,500	65%

(1) Mr. Granato's 2018 target represents a proration for his length of employment during the year.
(2) 2018 target and award are prorated for Mr. Valentine's mid-year hire. He was not employed by the Company during 2017.
(3) Mr. McNeely's 2018 payout included a contractual guarantee to reward him minimally at Target for the Rail business component of his award. He was not employed by the Company during 2017.
(4) The bonus paid to Mr. Shah was agreed to at the time of his retirement.
2018 Equity Grants
Equity was issued to our executives in 2018 under the Company’s 2014 Long-Term Incentive Compensation Plan (LTI) in the form of 50% RSAs and 50% PSUs. For all executives we target long-term compensation to be an amount on the date of grant which, when combined with base salary and target bonus, aligns the aggregate Total Direct Compensation to a level that we believe is within a competitive range (+/- 15%) of the median Total Direct Compensation reflected in our competitive benchmark information. For the 2018 grants, the NEOs targeted LTI value on the date of grant equaled 215% of salary for Patrick E. Bowe, 120% of salary for Mr. Valentine and averages 64% of salary for the remaining NEOs.
The methodology for determining the number of shares/units to be granted uses the Committee approved LTI dollar value for each executive officer approved by the Committee at their meeting on March 1, 2018. The actual number of shares/units granted is based on the average closing price for the month of February with a grant date of March 1. The Committee believes this methodology is objective and avoids any recalculation of granted shares due to price volatility between an estimated price and the actual grant date price. The closing price of $35.35 on the date of grant was the fair market value used for accounting expense for the RSAs and EPS PSUs. Fair value of rTSR PSUs was estimated at the date of grant using a Monte Carlo Simulation, which resulted in a valuation of $46.64 per share.
We grant annual equity awards with consistent timing aligned with the Committee's first regular meeting each year. We may also issue grants of equity-based compensation to executives who join the Company during the year, but do not generally issue equity compensation to non-executive employees outside of the annual grant.

Following are the target and maximum compensation values for the equity grants made to NEOs for both 2018 and 2017. The maximum amounts reflect a 50% allocation of target to performance-based equity granted in the form of PSUs. The maximum vesting percentage for PSUs is 200%.

	LTI			LTI
	2018 maximum		2018 target	2017 maximum	2017 target
Patrick E. Bowe	$3,000,000		$2,000,000	$3,000,000	$2,000,000
John J. Granato	—	—	—	548,250	365,500
Anne G. Rex	150,600		100,400	147,000	98,000
Brian A. Valentine (1)	629,000		536,000	—	—
Joseph E. McNeely	315,000		210,000	—	—
Naran U. Burchinow	328,500		219,000	315,000	210,000
Corbett J. Jorgenson	315,000		210,000	301,500	201,000
Rasesh H. Shah	315,000		210,000	315,000	210,000

(1) Reflects a prorated target for Mr. Valentine due to his mid-year hire, plus a one-time Restricted Stock Award valued at $350,000.
Restricted Share Awards (RSAs)
RSAs promote retention and alignment with shareholder interests by tying executives' compensation to Company share price. The 2018 RSAs vest in three installments - 33.3% per year starting on January 2nd following the year of grant and annually thereafter until 100% vested. Dividends on awarded RSAs are delivered in the form of additional shares as restrictions lapse equivalent to the dollar value of dividends attributable to the number of shares vesting.
Similar to the bonus plan, the CEO is granted the discretion to increase or reduce equity grants of RSA’s, subject to the approval of the Committee, based on his evaluation of an individual’s performance, business unit performance and other extenuating factors he deems appropriate. In 2018, the LTI equity grants for all NEO's approximated 100% of the LTI equity targets. The Committee approves all final equity grants.
Performance Share Units (PSUs)
PSUs deliver Company stock based on the achievement of specific financial and stock price appreciation goals. PSUs granted in 2018 have a three-year performance period and are earned based on:1) cumulative diluted Earnings Per Share (“EPS”) and 2) relative Total Shareholder Return (rTSR). The number of PSUs available for issuance at target performance is based on 50% of the NEO's targeted LTI value as described previously. The EPS and rTSR results for the performance period determine how many underlying shares are actually issued.
The PSUs granted are based 50% on cumulative EPS and 50% on rTSR. Unlike restricted stock, which requires only continued service to be earned by the executive, the PSUs are only earned when the Company delivers targeted shareholder returns or achieves EPS targets that emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period but only equivalent to the value of dividends on the number of shares ultimately awarded.
For EPS based PSUs, performance is measured against pre-established 3-year Threshold, Target, and Maximum levels of achievement for 3-year cumulative diluted EPS. These levels of achievement are established based on the EPS plan in effect in the year the grant is made plus a growth component ranging from 8% annually at threshold level performance to 10% annually at maximum performance for the second and third years of the performance period. We consider both the industry trends and market expectations when setting EPS objectives for vesting PSUs. The Committee reviews and approves these criteria in advance of the grant. Threshold goals are a floor, so that performance below “threshold” results in no EPS-based PSU award delivery. Threshold goals are set at a level equal to minimally acceptable performance. Under normal market conditions, there is an expectation that Threshold goals will be met more often than not. Target goals are then set at a level which would be challenging but reasonably achievable under normal market conditions. In order to achieve the maximum PSU award, exceptional EPS growth performance must be achieved over the performance period. As noted previously, however, the volatility in our core agricultural businesses over the past several years has significantly impacted our ability to achieve short-term and long-term objectives used to deliver incentive compensation. EPS for LTI grants may be adjusted for unusual or non-recurring items.

In determining EPS threshold, target, and maximum performance levels, the Committee continually considers short and long-term business goals at the time of grant. The Committee also considers related factors, including recent EPS performance, and economic and industry conditions that may impact EPS performance.
The following table displays Threshold, Target and Maximum achievement levels for the PSUs with performance periods ending over the most recent three years.

Cumulative Diluted Earnings Per Share	Threshold	Target (1)	Maximum (2)	Actual	Percent of Target PSU Value Earned
3 years ended 2018	$6.74	$8.77	$9.64	$3.13	0%
3 years ended 2017	$9.59	$10.55	$11.61	$3.14	0%
3 years ended 2016	$9.41	$10.82	$11.47	$5.46	0%
The following table displays Threshold, Target and Maximum achievement levels for the EPS-based PSUs outstanding at December 31, 2018.

Cumulative Diluted Earnings Per Share	Threshold	Target (1)	Maximum (2)
3 years ended 2020	$4.55	$6.89	$9.73
3 years ended 2019	$4.30	$6.45	$7.75

(1)	Level at which 100% of target LTI based on cumulative EPS is achieved.

(2)	Level at which 200% of target LTI based on cumulative EPS is achieved.

The Company also utilizes an rTSR measure in addition to EPS to achieve the following objectives:

•	Create direct alignment between equity-based awards and shareholder return performance relative to the market

•	Strengthen the link between share price growth and long-term compensation

•	Create an effective combination of performance measures that taken together provide an effective balance between earnings and shareholder return expectation

The comparator group selected for the rTSR metric is the Russell 3000® index. Key selection considerations included industry, revenue, median market capitalization, business model, price volatility, future growth considerations and stock price correlation. After extensive study of alternative broad-based indexes and custom peer groups, the Company believes a broad-based index such as the Russell 3000® index is the most appropriate and objective approach. Difficulties selecting and maintaining a custom performance peer group based on key selection considerations would overly complicate the use of rTSR without improving the effectiveness of linking pay to performance.

Our relative rTSR metric uses a composite out-performance design to capture the magnitude of performance relative to the index and for efficient administration and communication. This design was chosen over percentile rank designs which can over or understate relative performance. The metric also includes a negative rTSR threshold which limits the vesting of units to shares when rTSR is negative regardless of results relative to the index. The following table summarizes our rTSR plan design.

		Vested PSU Payout Percent
Goal Achievement	Company's 3-Year Annualized rTSR Relative to Comparator Group	% of Target PSUs if Company TSR is Positive	% of Target PSUs if Company TSR is Negative
Maximum	+18 percentage points or more above Target	200%	100%
Above Target	For every +1 percentage points Company TSR is above Target	100% plus 5.56% of target	100%
Target	Comparator Group's Annualized TSR	100%	100%
Below Target	For every -1 percentage points Company TSR is below Comparator Group	100% less 5% of target	100% less 5% of target
Threshold	-12 percentage points below Comparator Group	40%	40%
Below Threshold	More than -12 percentage points below Comparator Group	0%	0%
An averaging period is used to establish the starting and ending stock price and Russell 3000 index price for the 3-year performance period. The average of closing prices on trading days during the month of December immediately preceding the first January of the performance period establishes the starting point. The ending averaging period used for determining performance and the corresponding payout percentage is the average of closing prices during the last December of the 3-year performance period. Pre-established averaging periods are used to alleviate market timing and volatility concerns.
We believe the use of the equity awards described above creates long-term incentives that balance the goals of growing stock price and strong Company earnings.
The initial grant of rTSR-based PSUs occurred in 2016, and the three-year performance period ended as of December 31, 2018. Below are rTRS-based PSU performance results for the three-year period ending in 2018.

Relative TSR	Company Actual TSR 2016 - 2018	Russell 3000 Index	Difference (2)	Percent of Target PSU Value Earned
3 years ended 2018	-.6%	9.66%	10.26%	8.70%
Other Considerations
As a publicly-traded company, we are subject to Section 162(m) which limits our ability to deduct for U.S. income tax purposes compensation in excess of $1 million paid to our CEO, CFO and three other most highly compensated officers. The Tax Cuts and Jobs Act of 2017 made significant changes to Section 162(m). Beginning in 2018 the exception to the $1 million deduction limitation for commission and performance-based compensation has been eliminated. However, compensation paid pursuant to a written binding agreement in effect on November 2, 2017 that has not been materially modified thereafter is grandfathered and can continue to qualify for the performance-based compensation exemption, assuming all other Section 162(m) requirements are met. Because of the ambiguities and uncertainties as to the scope of this grandfather provision, no assurance can be given that compensation originally intended to qualify for the exemption will, in fact, be fully deductible.

                The Compensation Committee considers tax deductibility to be an important, but not the sole, or primary, consideration in setting executive compensation. Because the Compensation Committee also recognizes the need to maintain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable us to continue to attract, retain, and motivate talented executive officers, it reserves the authority to approve potentially non-deductible compensation.

Stock Ownership and Retention Policy
Our Board has adopted a stock ownership and retention policy that applies to NEOs, other officers and directors who receive equity compensation. The policy is intended to align the interests of directors and executives with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a target ownership level expressed as a multiple of base salary (the salary multiple varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline ownership level is achieved; thereafter, they are required to retain 25% of the future net shares which they acquire, until two times their established target ownership level is achieved.
The target ownership levels for the NEOs are as follows:

Position	Multiple of Pay
CEO	6 x Salary
CFO	3 x Salary
Group Presidents	2 x Salary
Other Corporate Officers	1 x Salary
The Stock Ownership and Retention Policy provides for a reduction in the ownership requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the target ownership level by 1/3 and by another 1/3 at one year from normal retirement age. “Retirement” means, with respect to an employee participant, a termination of employment on or after the date that the participant has attained the age of sixty (60) and has had at least five (5) years of continuous employment with The Andersons, or any subsidiary.
The Company prohibits hedging activities on Company stock by its officers and directors, as well as the pledging of shares.
Compensation Recoupment Policy
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO and CFO are required to reimburse the Company for bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct. We have also adopted a policy requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company (and also the group controller of the relevant business unit) where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

Post-Termination Compensation/Retirement Programs
Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits.
We offer three separate retirement programs:

•
Retirement Savings Investment Plan (401(k))—promotes employee savings for retirement, with Company matching a portion of the savings and non-elective contributions for participants. For 2018, all NEOs are eligible for a performance-based contribution of up to 5%. The actual performance-based contribution for 2018 was 2.0%.

•	Deferred Compensation Plan (DCP)—works in conjunction with the 401(k) to provide additional elective deferral opportunities to key employees that would otherwise be limited due to statutory rules.

•
Supplemental Retirement Plan (SRP)—originally designed to work in conjunction with the Defined Benefit Pension Plan (DBPP) to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP. Benefits under both the SRP and DBPP were frozen effective July 1, 2010. The accrued benefits of the DBPP were subsequently distributed in 2015 as part of the plan's termination. The SRP, a non-qualified plan, remains a frozen benefit since termination and distribution of benefits would create a significant tax burden for participants. Ms. Rex, Mr. Burchinow and Mr. Shah are the only NEO participants in this plan.

Post-Retirement Medical Benefits
We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after December 31, 2002. There are no benefit differences between executives and non-executives under this plan. Ms. Rex and Mr. Shah are the only NEO participants in this plan.
During 2017, retirees age 65 or more were transitioned from our self-insured medical plan to a private exchange with a health care reimbursement account funded by the Company. The change provides retiree flexibility and improves the economics of the plan.

Employment Agreements and Severance
Patrick Bowe
Mr. Bowe's executive employment agreement is for an indefinite term, subject to termination at any time by the Company or Mr. Bowe. To compensate for the risks inherent in taking a new position, Mr. Bowe’s severance and change-in-control benefits were initially higher than those of the other senior executives of the Company for the first three years of the agreement. On November 8, 2018, those benefits reverted to the level applicable to the rest of the executive team.

For a period of twenty-four months (thirty-six months in the event of a change-in-control) following his termination of employment, Mr. Bowe is prohibited from competing against the Company, soliciting its customers or employees, and working for a competitor. Mr. Bowe has also agreed that he will not disclose the Company’s confidential information.
John Granato
Effective February 28, 2018, Mr. Granato left employment with the Company. Terms of his Change in Control and Severance Policy Participation Agreement provided for cash severance benefits in the amount of $796,452. In addition, the Committee accelerated the vesting on 5,374 RSAs to his termination date.
Other Executives
We have entered into agreements with our NEOs and certain other key employees that require us to provide compensation to them in the event of certain qualifying non-elective terminations of employment. For qualifying terminations other than in connection with a change in control of the Company, the agreements provide that the NEO's and other key employees will receive cash severance equal to their annual base salary plus target annual cash bonus. For qualifying terminations in connection with a change in control of the Company, the agreements provide that the NEO's and other key employees will receive cash severance equal to two times their annual base salary plus target annual cash bonus. Certain vesting periods under our long-term incentive (equity) plans may accelerate under certain termination and change in control situations, as more fully described below in “Termination / Change in Control Payments.” The agreements also provide for a lump sum premium subsidy for the continuation of health care benefits for the duration of the severance period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
In addition, the 2014 Long-term Incentive Compensation Plan does not provide for the automatic acceleration of equity awards upon a Change in Control without a qualifying termination of employment. The 2019 Long-term Incentive Plan proposed in this proxy requires double-trigger vesting (i.e. a change-in-control plus a qualifying termination) on future equity awards.
Perquisites
Other than required executive officer physicals, there are no perquisites, unusual reimbursements or non-cash rewards (other than equity).

2019 Executive Compensation Changes
Peers for Compensation Benchmarking
The Committee annually reviews the peer group companies used for compensation benchmarking. The Company's departure from the retail segment in 2017 prompted a significant revision to the peer group for 2018. The only additional revision for 2019 was the removal of Snyder's-Lance due to their acquisition. As with prior reviews, consideration was given to industry, market capitalization, operating margin and revenue. The 2019 peer group consists of the following 17 companies.

Applied Industrial Tech	Dean Foods Co.	Pacific Ethanol, Inc.
BMC Stock Holdings, Inc.	Fresh Del Monte Produce, Inc.	Sanderson Farms, Inc.
Beacon Roofing Supply, Inc.	Flowers Foods, Inc.	SpartanNash Co.
Cal-Maine Foods, Inc.	Green Plains, Inc.	The Chef's Warehouse, Inc.
CVR Energy, Inc.	Greenbrier Cos., Inc.	United Natural Foods, Inc.
Darling Ingredients, Inc.	Nexeo Solutions, Inc.

Modification to AIP Component Weighting
The Committee approved management’s proposal, endorsed by its independent compensation consultant, to increase the percentage of each executive’s AIP award from 30% based upon individual performance to 50% based upon individual performance for 2019 AIP incentives. Thus, for NEO’s who are Group Presidents, AIP will be based 50% on individual performance, 40% on Group performance, and 10% on Company performance; for other NEO’s, the percentages are 50% on individual performance and 50% on Company performance. The aggregate AIP cash bonus pools available for discretionary and non-discretionary components of AIP awards will be adjusted accordingly to reflect these new percentages. The Committee believes this change will provide flexibility for Company leadership to more meaningfully reward key performers without increasing the overall plan costs, which will continue to be funded with Company and business performance.

Modification to AIP Individual Goal Setting
In addition to an increase to the weight given to individual performance awards within AIP, management and the Committee also approved the use of The Andersons Leadership Model as a guide for development of individual performance objectives. The four components of this model are Personal Growth, Customer Focus, People Leadership and Deliver Results. Using the Leadership Model to formulate NEO and other participant performance goals will ensure alignment with annual Company objectives. Following year end, each AIP participant's performance results on goals initially set using the Leadership Model will be a key factor in determining the participant's discretionary award.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2018, 2017 and 2016.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Patrick E. Bowe
Chief Executive Officer	2018	923,077	—	2,276,267	3,100	605,000	—	78,156	3,885,600
	2017	900,000	—	2,073,723	1,872	470,000	—	69,773	3,515,368
	2016	900,000	—	2,033,783	—	110,000	—	872,547	3,916,330
John J. Granato
Chief Financial Officer	2018	109,286	—	—	—	—	—	823,759	933,045
	2017	427,308	—	378,989	—	177,326	—	42,541	1,026,164
	2016	403,846	—	363,027	—	46,000	—	24,310	837,183
Anne G. Rex
Vice President, Corporate Controller	2018	249,615	—	114,329	—	100,000	(465)	67,012	530,491
Brian A. Valentine
Senior Vice President, Chief Financial Officer	2018	157,385	—	588,542	—	110,000	—	203,793	1,059,720
Joseph E. McNeely
President, Rail Group	2018	337,885	—	239,077	3,100	210,000	—	153,155	943,217
Naran U. Burchinow
Senior Vice President, General Counsel & Corporate Secretary	2018	361,539	—	249,307	—	190,000	(6,121)	19,099	813,824
	2017	343,269	—	217,777	—	135,000	(1,952)	32,894	726,988
	2016	322,039	—	195,009	—	30,000	2,632	12,895	562,575
Corbett J. Jorgenson
President, Grain Group	2018	346,539	—	239,077	—	145,000	—	28,070	758,686
	2017	332,308	—	208,368	—	146,000	—	19,198	705,874
	2016	287,500	—	609,177	—	40,000	—	390,851	1,327,528
Rasesh H. Shah
Senior Director - Rail	2018	253,018	—	239,077	—	153,000	(159,264)	115,494	601,325
	2017	350,000	—	217,777	1,872	170,000	(30,131)	45,398	754,916
	2016	334,923	—	213,547	3,284	182,000	44,466	13,041	791,261

(1)
NEOs include the CEO and CFO who certify the quarterly and annual reports we file with the SEC. The remaining NEOs are the three next highest paid executive officers. Additionally, for 2018 Rasesh H. Shah is an NEO, as he would have been in the top five most highly compensated had he been an officer at December 31, 2018.

(2)
Salary for Patrick E. Bowe, Joseph E. McNeely and Naran U. Burchinow includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for Mr. Bowe for 2018 and 2017 were $23,591 and $17,040, respectively. Amount withheld for Mr. McNeely for 2018 was $23,688. Amounts withheld for Mr. Shah for 2017 and 2016 were $17,030 and $24,000, respectively.

(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g).

(4)
Represents the grant date fair value of PSUs granted March 1, 2016, March 2, 2017 and March 1, 2018 and RSAs granted March 1, 2016, March 2, 2017 and March 1, 2018, computed in accordance with the assumptions as noted in Note 17 to the Company’s audited financial statements included in Form 10-K, Item 8. Amounts for Brian A. Valentine represent the grant date fair value of PSUs and RSAs granted on August 1, 2018 upon his hiring. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award.

(5)
Represents the fair value of the option component in the ESPP. The grant date fair value of the ESPP option was computed in accordance with the assumptions as noted in Note 17 to the Company’s audited financial statements included in the 2018 Form 10-K, Item 8.

(6)
Represents the annual AIP payout earned for each NEO as previously described. Approximately 70% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Committee.

(7)
Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans included the Defined Benefit Pension Plan and Supplemental Retirement Plan in 2015. Only the Supplemental Retirement Plan is included here, as the Defined Benefit Pension Plan was terminated in 2015. See Note 7 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.

(8)
Represents the Company-match, performance contribution and transition benefit contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, the cost of required executive physicals paid by the Company, service awards, and restricted share dividends. The transition benefit commenced at July 1, 2010 for non-retail employees concurrent with the freeze of the defined benefit pension plan. Amounts for Patrick E. Bowe, Brian A. Valentine and Joseph E. McNeely also include reimbursement of moving and relocation expenses. Amounts for Rasesh H. Shah and John J. Granato also include separation pay and the value of unused vacation in 2018. Amount for Anne G. Rex includes a special one-time bonus for her services as the interim chief financial officer.

Grants and Payments of Plan-Based Awards
During 2018, we issued grants and paid cash bonuses to our NEOs pursuant to the 2014 Long-Term Incentive Compensation Plan and the AIP respectively. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these programs during 2018, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Patrick E. Bowe	1/5/18	3/2/17							686	—	—	21,360
	3/1/18	2/22/18							29,815	—	—	1,053,960
	11/2/18	8/28/15	279,000	930,000	1,860,000	5,963	29,816	59,632	501	—	—	18,079
John J. Granato	1/5/18	3/2/17							190	—	—	5,915
	3/1/18	2/22/18	10,843	36,144	72,288	—	—	—	—	—	—	—
Anne G. Rex	1/5/18	3/2/17							53	—	—	1,648
	3/1/18	2/22/18	42,414	141,380	282,760	300	1,498	2,996	1,497	—	—	52,919
Brian A. Valentine	8/1/18	5/10/18	49,704	165,680	331,360	576	2,880	5,760	13,715	—	—	476,596
Joseph E. McNeely	3/1/18	2/22/18	78,750	262,500	525,000	626	3,132	6,264	3,131	—	—	110,681
Naran U. Burchinow	1/5/18	3/2/17							108	—	—	3,355
	3/1/18	2/22/18	82,125	273,750	547,500	653	3,266	6,532	3,265	—	—	115,418
Corbett J. Jorgenson	1/5/18	3/2/17							270	—	—	8,417
	3/1/18	2/22/18	78,750	262,500	525,000	626	3,132	6,264	3,131	—	—	110,681
Rasesh H. Shah	1/5/18	3/2/17							109	—	—	3,402
	3/1/18	2/22/18	45,900	153,000	306,000	626	3,132	6,264	3,131	—	—	110,681

(1)
Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the AIP. The program also provides for an additional amount of 30% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the CEO and approved by the Committee. The CEO’s discretionary award is determined by the Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The Thresholds and Targets for each business unit and the total Company are presented by the Company for each NEO (and their business unit) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.

(2)
Equity awards are EPS-based PSUs which will be awarded based on the three-year cumulative diluted EPS for the years ended December 31, 2020 and rTSR-based PSUs which will be awarded based on the relative shareholder return performance for the years ended December 31, 2020. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is currently expensing this EPS-based award at 38% of the maximum award level and expects that this is the most probable outcome at this time.

(3)
RSA’s granted March 1, 2018 have a grant date fair value of $35.35 per share, which represents the closing price on the issuance date. Grants also include dividend equivalents on the 2015, 2016 and 2017 RSA grants, of which one-third of the grants vested as of January 1, 2018. Cumulative dividends from the 2015 grant date through the date of issuance were $1.845, which was multiplied by the shares issued and converted to shares at the December 31, 2017 closing price of $31.15.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2018. John J. Granato had no equity awards outstanding at December 31, 2018.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Patrick E. Bowe	—	—	—	—	—	—	$—	74,600	$2,229,794
	—	—	—	—	—	—	$—	51,800	$1,548,302
	—	—	—	—	—	—	$—	59,632	$1,782,400
	—	—	—	—	—	12,433	$371,622	—	$—
	—	—	—	—	—	17,267	$516,111	—	$—
	—	—	—	—	—	29,815	$891,170	—	$—
	325,000	—	—	35.40	11/2/22	—	$—	—	$—
Anne G. Rex	—	—	—	—	—		$—	3,508	$104,854
	—	—	—	—	—		$—	2,540	$75,921
	—	—	—	—	—		$—	2,996	$89,550
	—	—	—	—	—	584	$17,456		$—
	—	—	—	—	—	845	$25,257		$—
	—	—	—	—	—	1,497	$44,745		$—
Brian A. Valentine	—	—					$—	5,760	$172,166
	—	—				2,879	$86,053		$—
	—	—				10,836	$323,888		$—
Joseph E. McNeely	—	—	—	—	—		$—	6,264	$187,231
	—	—	—	—	—	8,026	$239,897		$—
	—	—	—	—	—	3,131	$93,586		$—
Naran U. Burchinow	—	—	—	—	—	—	$—	7,152	$213,773
	—	—	—	—	—	—	$—	5,440	$162,602
	—	—	—	—	—	—	$—	6,532	$195,241
	—	—	—	—	—	1,192	$35,629	—	$—
	—	—	—	—	—	1,813	$54,191	—	$—
	—	—	—	—	—	3,265	$97,591	—	$—
Corbett J. Jorgenson	—	—	—	—	—		$—	7,272	$217,360
	—	—	—	—	—		$—	5,206	$155,607
	—	—	—	—	—		$—	6,264	$187,231
	—	—	—	—	—	6,185	$184,870		$—
	—	—	—	—	—	1,735	$51,859		$—
	—	—	—	—	—	3,131	$93,586		$—
Rasesh H. Shah	—	—	—	—	—	—	$—	6,744	$201,578
	—	—	—	—	—	—	$—	2,872	$85,844
	—	—	—	—	—	—	$—	12,250	$366,153

(1)	Options with an expiration date of November 2, 2022 became fully vested on November 2, 2018.

(2)	Represents the market value of outstanding restricted shares at December 31, 2018 closing price of $29.89.

(3)
Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending December 31, 2018, December 31, 2019 and December 31, 2020, respectively. The market value for these grants is based on a December 31, 2018 closing price of $29.89. Currently the Company expects payout at 0%, 23% and 38% of the maximum award for the performance periods ending January 1, 2019, 2020 and 2021, respectively.

Option Exercises and Stock Vested
With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2018. Stock awards that vested during fiscal 2018 were RSAs granted in 2015, 2016 and 2017, plus dividend equivalent shares as described previously.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick E. Bowe	—	$—	31,671	$1,035,630
John J. Granato	—	—	10,487	333,652
Anne G. Rex	—	—	1,403	43,700
Brian A. Valentine	—	—	—	—
Joseph E. McNeely	—	—	—	—
Naran U. Burchinow	—	—	2,887	89,921
Corbett J. Jorgenson	—	—	7,323	228,118
Rasesh H. Shah	—	—	9,199	309,489

The Company’s Four-Year Historical Average Overhand and Burn Rate for its equity and compensation plans are set forth in the 2019 Long Term Incentive Plan description.
Pension Benefits
The Company maintains a Retirement Benefits Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Retirement Benefits Committee. The Retirement Benefits Committee acts as the Plan Administrator for the Supplemental Retirement Plan ("SRP"), Retirement Savings and Investment Plan ("401(k)"), Deferred Compensation Plan ("DCP"), and the Employee Share Purchase Plan. As noted previously, the SRP was frozen for employees as of July 1, 2010.
The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the SRP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements. Of the NEOs, Patrick E. Bowe, John J. Granato, Brian A. Valentine, Joseph E. McNeely and Corbett J. Jorgenson are not eligible for retirement benefits under the non-qualified SRP, as they were hired after the plan was frozen.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during last fiscal year ($)
Anne G. Rex	SRP	15	3,511	—
Naran U. Burchinow	SRP	6	127,877	—
Rasesh H. Shah	SRP	26	1,302,375	—

(1)
Present value of accumulated benefits calculated by discounting the December 31, 2018 accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 3.2% for the SRP.

Nonqualified Deferred Compensation
The Company provides a non-qualified DCP for employees whose 401(k) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a

Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2018.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive contribution in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (1)	Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
Patrick E. Bowe	$—	$11,102	$(1,163)	$—	$44,274
John J. Granato	—	3,050	8,782	(132,976)	—
Anne G. Rex	—	—	(3,898)	—	71,271
Brian A. Valentine (2)	—	—	—	—	—
Joseph E. McNeely	67,308	—	(5,846)	—	61,462
Naran U. Burchinow	—	316	(7,972)	—	146,608
Corbett J. Jorgenson	—	1,535	(466)	—	4,837
Rasesh H. Shah	91,385	(1,525)	(178,474)	(54,185)	2,470,551

(1)
The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.

(2)	Brian A. Valentine did not become eligible for the DCP until January 1, 2019.
Termination / Change in Control Payments
The Company grants severance in the event of position elimination and in the event of a change in control under Change in Control and Severance Policy Participation Agreements entered into with NEOs and other key employees. These agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business unit will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEOs will receive cash severance and certain health benefits for a one-year period. Payments under the Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).
The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2018.

Name	Cash Severance		Health (3)	Outplacement Services (4)	Cash Value	Additional Severance for Change in Control (5)	Cash Value if Change in Control
	Salary (1)	Bonus (2)
Patrick E. Bowe (6)	$1,860,000	$1,860,000	$28,184	$18,000	$3,766,184	$1,888,184	$5,654,368
John J. Granato (7)	430,000	344,000	22,452	$—	$796,452	N/A	N/A
Anne G. Rex	251,000	141,380	5,296	$18,000	$415,676	397,676	813,352
Brian A. Valentine	465,000	165,680	28,184	$18,000	$676,864	658,864	1,335,728
Joseph E. McNeely	350,000	262,500	28,184	$18,000	$658,684	640,684	1,299,368
Naran U. Burchinow	365,000	273,750	5,296	$18,000	$662,046	644,046	1,306,092
Corbett J. Jorgenson	350,000	262,500	15,890	$18,000	$646,390	628,390	1,274,780
Rasesh H. Shah (7)	100,000	153,000	11,543	$—	$264,543	N/A	N/A

(1)	Salary portion of cash severance for other than a change in control is equal to one year’s salary. For Mr. Bowe, this is equal to two years of his current salary.

(2)	Bonus is equal to target bonus for 2018. The amount for Mr. Bowe is equal to two years of target bonus. The individuals also get a prorated portion of their actual bonus for any partial year worked.

(3)
Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.

(4)	Value estimated for one year of service (maximum to be provided).

(5)	If a termination is due to a change in control, participants are eligible for an additional year of cash severance and health benefits.

(6)
Mr. Bowe's severance payments provide for higher payments if a termination occurs within the first 3 years of employment. Thereafter, the terms are the same as other NEO's. See earlier discussion of Mr. Bowe's compensation package.

(7)	Mr. Granato and Mr. Shah both terminated prior to December 31, 2018. As a result, the amounts shown here represent their actual payments upon termination.
Termination due to death would result in the following company-provided group life insurance proceeds in addition to accelerated vesting of RSAs and prorated adjustment of PSUs with subsequent issuance subject to any performance vesting criteria.

Name	Life Insurance Proceeds
Patrick E. Bowe	$750,000
John J. Granato	N/A
Anne G. Rex	490,000
Brian A. Valentine	750,000
Joseph E. McNeely	700,000
Naran U. Burchinow	700,000
Corbett J. Jorgenson	670,000
Rasesh H. Shah	N/A

Director Compensation
The following description of director compensation reflects the program in place for 2018. Director compensation is reviewed regularly and compared to the proxy information from the same peer companies used for executive compensation.
Directors who are not employees of the Company receive an annual retainer of $60,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $15,000 annually, Compensation Committee $10,000 annually, all other Committees $7,500 annually. The lead director also receives a $15,000 annual retainer. Michael J. Anderson transitioned to a non-employee Director and Board Chair on January 2, 2017. His annual cash compensation of $150,000 is paid in the form of a retainer in the same manner as other Board members. Directors may elect to receive their retainers in cash or Common Shares. Retainers are paid on a quarterly basis in May, August, November and February.
Directors are not paid for individual board meetings. Committee meetings (including those held or attended via teleconference) are paid at $1,500 for all Committees. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.
Directors receive an annual equity grant of RSAs. The value of annual grants for 2018 was $75,000. Director grants of RSAs will fully vest after one year from date of grant. Directors have an equity ownership target of five times their annual retainer ($300,000). Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company. During 2018, the effective date of the directors' annual RSA grant was transitioned from March 1 to the date of the Company's annual meeting to align with the date of annual director election. In addition, an amount equal to a prorated annual retainer replaced the initial equity grant for directors newly appointed between annual meeting dates.
Effective 2019, following the recommendation of the Committee’s independent consultant, the RSA grant portion of Director compensation will be increased from $75,000 to $100,000. The annual cash retainers of $60,000, and committee retainers, will remain unchanged. Patrick E. Bowe was the only employee director during 2018. He received no additional compensation for his directorship.

(a)	(b)	(c)	(d)
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)(3)(4)	Total ($)
Gerard M. Anderson (3)	67,500	86,054	153,554
Michael J. Anderson (2)	150,000	92,079	242,079
Stephen F. Dowdle	—	67,096	67,096
Catherine M. Kilbane (3)	94,500	86,054	180,554
Robert J. King, Jr. (3)	79,500	86,054	165,554
Ross W. Manire (3)	75,000	86,054	161,054
Donald L. Mennel (3)(4)	13,500	22,005	35,505
Patrick S. Mullin (3)	88,500	86,054	174,554
John T. Stout, Jr. (3)(4)	40,500	116,065	156,565
Jacqueline F. Woods	88,000	86,054	174,054

(1)
RSAs were granted to all Directors, except Michael J. Anderson and Stephen F. Dowdle, on March 1, 2018 and are valued at $35.35 per share, the closing price on the date of issuance. Additional RSAs were granted to all Directors, except Michael J. Anderson, Stephen F. Dowdle and Donald L. Mennel, on May 11, 2018 and are valued at $31.30 per share, the closing price on the date of issuance. RSAs were granted to Stephen F. Dowdle when he joined the Board of Directors on September 1, 2018 and are valued at $40.85 per share, the closing price on date of issuance.

(2)	RSA dividend equivalent shares were granted on January 5, 2018 and are valued at $31.15 per share, the closing price on the last day of the month prior to issuance.

(3)	RSA dividend equivalent shares were granted on March 2, 2018 and May 11, 2018 and are valued at $35.35 and $32.65 per share, respectively, the closing price on the date prior to issuance.

(4)
Directors can make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date prior to issuance which was January 31 ($34.10), May 14 ($31.30), July 31 ($35.25) and October 31 ($36.00) for the fees noted above.

Outstanding equity awards for non-employee directors and former directors at December 31, 2018 are as follows:

Name	Outstanding Restricted Share Awards (#)
Gerard M. Anderson	2,286
Michael J. Anderson	—
Stephen F. Dowdle	1,275
Catherine M. Kilbane	2,286
Robert J. King, Jr.	2,286
Ross W. Manire	2,286
Patrick S. Mullin	2,286
John T. Stout, Jr.	2,286
Jacqueline F. Woods	2,286

CEO Pay Ratio

The Company's CEO to median employee pay ratio is calculated pursuant to Item 402(u) of Regulation S-K.
We identified the median employee by examining 2016/2017 eligible compensation under the Company’s qualified and non-qualified retirement benefit plans (“Retirement Benefit Eligible Compensation”) for all individuals, excluding our CEO, who were employed by the Company on November 15, 2017. We are using the same median employee identified in 2017 to calculate the Company 2018 CEO to median employee pay ratio. We believe the use of Retirement Benefit Eligible Compensation for all employees is a consistently applied compensation measure because it takes into account base pay for all employees, hours worked and overtime for hourly employees, plus bonuses, and because this measurement excludes equity awards which the Company does not widely distribute to employees. Approximately six percent (6%) of our employees receive annual equity awards. It is important to note that Retirement Benefit Eligible Compensation was calculated and used for all employees, including those who were not actively contributing or not eligible to contribute to a retirement benefit account for the pay periods completed during the twelve (12) month period from November 16, 2016 to November 15, 2017. Except for four Canadian employees out of a total population of 1,837 employees, which was considered a de minimis number of non-U.S. employees, we included all employees, whether employed on a full-time, part time, seasonal, or temporary basis. We did not make any assumptions, adjustments or estimates with respect to Retirement Benefit Eligible Compensation, but we did annualize such compensation for any full-time and part time employees that were not employed by the Company for the full twelve (12) month period from November 16, 2016 to November 15, 2017.
We have calculated the annual total compensation for the median employee using the same methodology we use for our CEO as set forth in the Summary Compensation Table in the Compensation Discussion and Analysis section of the proxy statement. We also included amounts for Company paid non-discriminatory benefits for both the median employee and CEO in the total compensation calculations. Benefit values were based on the elections of the CEO and the median employee in effect on November 15, 2018 plus the value of other non-elective benefit coverages.
Based on the methodology described above and as illustrated in the table below, the Company’s 2018 ratio of CEO's pay to the median employee's pay is estimated as 55 to 1.
CEO TO MEDIAN EMPLOYEE PAY RATIO

	CEO	Median Employee
Salary/Wages	923,077	$54,031
Bonus	—	—
Stock Awards	2,276,267	—
Option Awards	3,100	—
Non-Equity Incentive Plan Compensation	605,000	2,215
Change in Pension Value and Nonqualified Deferred Compensation Earnings	—	—
Other Compensation	78,156	3,204
Value of non-discriminatory Company paid benefits	25,965	11,308
TOTAL	$3,911,565	$70,758

Other Information
Shareholder Proposals for 2020 Annual Meeting
Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2020 annual meeting must be received by the company no later than November 27, 2019 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.
In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 11, 2020 and no later than February 10, 2020. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
This proxy information is being mailed with the Company’s December 31, 2018 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 1947 Briarfield Boulevard, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 27, 2019 and this proxy statement will be filed on or about March 19, 2019.
The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. The Company reserves the right to hire proxy solicitation agents, at its expense, if deemed necessary or appropriate. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or Internet as soon as possible.

By order of the Board of Directors

/s/ Naran U. Burchinow
Naran U. Burchinow Secretary

Appendix A

THE ANDERSONS, INC.
2019 LONG-TERM INCENTIVE COMPENSATION PLAN
Article I
PURPOSE
The purpose of this The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock‑based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company's stockholders. The Plan is effective as of the date set forth in Article XV.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1    "Acquired Entity" has the meaning set forth in Section 4.4.
2.2    "Acquired Entity Awards" has the meaning set forth in Section 4.4.
2.3    "Affiliate" means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an "Affiliate" by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes "service recipient stock" for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.
2.4    "Award" means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, an Award Agreement.
2.5    "Award Agreement" means any agreement, contract, or other instrument or document evidencing any Award granted hereunder between the Company and the Participant setting forth the terms and conditions applicable to an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board or Committee, need not be signed by a representative of the Company or a Participant. Any Common Stock that becomes deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.
2.6    "Board" means the Board of Directors of the Company.
2.7    "Cause" means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant who is an Eligible Employee or Consultant, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define "cause" (or words of like import)), (i) a willful, material and substantive breach of written Company policy, which breach is not cured by the Participant within a reasonable time after receipt of written notice from the Company specifying the breach; (ii) a willful, intentional and substantive breach of fiduciary duty to the Company or any of its Affiliates involving personal gain or profit to the Participant; (iii) other employment engaged in by the Participant that substantially impairs the Participant's ability to perform his/her obligations, for which consent of the Company was not previously obtained; (iv) conviction of the Participant of any felony or crime of moral turpitude, or any intentional crime in the conduct of his/her office with the Company or any Affiliate, which is materially adverse to the welfare of the Company or any affiliate, but excluding any conviction which is not the result of any action or inaction by the Participant for his or her personal gain, or in willful violation of law or Company policy; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines "cause" (or words of like import), "cause" as defined under such agreement; provided, however, that with regard to any agreement under which the definition of "cause" only applies on occurrence of a change in control, such definition of "cause" shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant who is a Non-Employee Director, "cause" means an act or failure to act that constitutes cause for removal of a director under applicable Ohio law.
2.8    "Change in Control" has the meaning set forth in 11.2.
2.9    "Change in Control Price" has the meaning set forth in Section 11.1.
2.10    "Code" means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.
2.11    "Committee" means any committee of the Board duly authorized by the Board to administer the Plan, which shall initially be the Compensation Leadership and Development Committee. If no committee is duly authorized by the Board to administer the Plan, the term "Committee" shall be deemed to refer to the Board for all purposes under the Plan.
2.12    "Common Stock" means the common stock, $0.001 par value per share, of the Company.
2.13    "Company" means The Andersons, Inc., an Ohio corporation, and its successors by operation of law.
2.14    "Consultant" means any natural person who is an advisor or consultant to the Company or its Affiliates.
2.15    "Disability" means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant's Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.
2.16    "Effective Date" means the effective date of the Plan as defined in Article XV.
2.17    "Eligible Employees" means each employee of the Company or an Affiliate.
2.18    "Eligible Individual" means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.
2.19    "Exchange Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.20    "Fair Market Value" means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and, except as my be provided in an Award Agreement, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code.
2.21    "Family Member" means "family member" as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.22    "Incentive Stock Option" means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.
2.23    "Lead Underwriter" has the meaning set forth in Section 14.19.
2.24    "Lock-Up Period" has the meaning set forth in Section 14.19.
2.25    "Non-Employee Director" means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.
2.26    "Non-Qualified Stock Option" means any Stock Option awarded under the Plan that is not an Incentive Stock Option.
2.27    "Other Cash-Based Award" means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.28    "Other Extraordinary Event" has the meaning set forth in Section 4.2(b).
2.29    "Other Stock-Based Award" means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.
2.30    "Parent" means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.31    "Participant" means an Eligible Individual to whom an Award has been granted pursuant to the Plan.
2.32    "Performance Award" means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.
2.33    "Performance Goals" means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.
2.34    "Performance Period" means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
2.35    "Plan" means this The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan, as amended from time to time.
2.36    "Prior Plan" means The Andersons, Inc. 2014 Long-Term Incentive Compensation Plan.
2.37    "Proceeding" has the meaning set forth in Section 14.9.
2.38    "Registration Date" means the date on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.
2.39    "Restricted Stock" means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.
2.40    "Restriction Period" has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.
2.41    "Retirement" means, with respect to an Eligible Employee, a Termination of Employment on or after the date that the Participant has attained the age of sixty (60) and has had at least five (5) years of continuous employment with the Company or any Subsidiary. With respect to a Non-Employee Director, "Retirement" means attainment of the mandatory age of retirement or maximum service period, and voluntary termination from the Board, as determined in accordance with Company policies.

2.42    "Rule 16b-3" means Rule 16b‑3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.43    "Section 4.2 Event" has the meaning set forth in Section 4.2(b).
2.44     "Section 409A of the Code" means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.
2.45    "Securities Act" means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.46    "Stock Appreciation Right" shall mean the right pursuant to an Award granted under Article VII.
2.47    "Stock Option" or "Option" means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.
2.48    "Subsidiary" means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.49    "Substitute Award" has the meaning set forth in Section 4.4.
2.50    "Ten Percent Stockholder" means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.
2.51    "Termination" means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
2.52    "Termination of Consultancy" means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non‑Employee Director upon the termination of such Consultant's consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non‑Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term "Termination of Consultancy" does not subject the applicable Award to Section 409A of the Code.
2.53    "Termination of Directorship" means that the Non‑Employee Director has ceased to be a director of the Company; except that if a Non‑Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director's directorship, such Non-Employee Director's ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.
2.54    "Termination of Employment" means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non‑Employee Director upon the termination of such Eligible Employee's employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non‑Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term "Termination of Employment" does not subject the applicable Award to Section 409A of the Code.

2.55    "Transfer" means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). "Transferred" and "Transferable" shall have a correlative meaning.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a "non-employee director" under Rule 16b- 3, and (b) an "independent director" under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
3.2    Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Performance Awards; (v) Other Stock- Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:
(a)    to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;
(b)    to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;
(c)    to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
(d)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(e)    to determine the amount of cash to be covered by each Award granted hereunder;
(f)    to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate in conjunction with or apart from other awards made by the Company outside of the Plan;
(g)    to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);
(h)    to determine whether a Stock Option is an Incentive Stock Option or Non‑Qualified Stock Option;
(i)    to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; and
(j)    to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant;
3.3    Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant's consent. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply therewith.
3.4    Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.
3.5    Designation of Consultants/Liability.
(a)    The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.
(b)    The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub‑section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
3.6    Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer's, employee's, member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.
ARTICLE IV
SHARE LIMITATION
4.1    Shares. Subject to any increase or decrease pursuant to Section 4.2, The aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 2,300,000 shares, plus (i) any shares of Common Stock that are available under the Prior Plan as of the Effective Date, plus (ii) any shares of Common Stock that are subject to an award under the Prior Plan that lapses, expires, terminates, is canceled, or satisfied in cash or property other than Common Stock on or following the Effective Date. Any shares of Common Stock underlying an Award of Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options, Stock Appreciation Rights, or Substitute Awards, shall be counted against this limit as three (3) shares of Common Stock for every one (1) share of Common Stock underlying or, if greater, delivered in connection with such Award. The shares may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 1,000,000 shares. If any Award granted under the Plan or any award under the Prior Plan expires, terminates or is canceled for any reason without having been exercised or satisfied in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan; provided, the number of shares of Common Stock that again become available shall be added back at the same rate as such Award would have reduced the number of available shares of Common Stock pursuant to this Section 4.1. In applying the immediately preceding sentence, if shares of Common Stock otherwise issuable or issued in respect of or as part of any Award are withheld or tendered to cover taxes of the Exercise Price (including pursuant to a "net exercise"), such shares of Common Stock shall be treated as having been issued under the Plan and shall not be available for future issuance under the Plan. Any Award under the Plan settled in cash, other than cash settled Stock Appreciation Rights, shall not be counted against the foregoing maximum share limitations. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year (including any such Director serving as Chair of the Board), taken together with any cash fees paid to such Director for services during the calendar year, shall not exceed $500,000 . On and following the Effective Date, no further awards shall be issued under the Prior Plan.
4.2    Changes.
(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.
(b)    Subject to the provisions of Section 11.1, if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a "Section 4.2 Event"), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 11.1, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an "Other Extraordinary Event"), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company's assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.
(c)    Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding- up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.
4.4    Substitution Awards and Shares Issuable Under Acquired Company Plans.
(a)    The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan. Substitute Awards shall not be counted against or otherwise reduce the number of Available Shares under the Plan. For purposes of this Section 4.4, "Substitute Award" means an Award granted under the Plan in substitution for stock and stock-based awards ("Acquired Entity Awards") held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Individuals or whose awards are assumed or substituted as the result of a merger, consolidation or combination of the employing corporation or other entity (the "Acquired Entity") with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination ("Acquisition Date") in order to preserve for the Participant the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.
(b)    If a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the Available Shares under the Plan. Awards using such available shares under acquired plans shall not be made after the date awards could have been made under the terms of the acquired plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in the Plan prior to such acquisition or combination.
ARTICLE V
ELIGIBILITY
5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.
5.4    Minimum Vesting. Notwithstanding any provision of the Plan to the contrary, except with respect to a maximum of five percent (5%) of the aggregate number of available shares initially reserved for issuance under the Plan, subject to adjustment as provided in Section 4.2, no Award payable in Common Stock (other than a Substitute Award and Awards a non-employee director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee director's cash compensation) may provide for vesting sooner than twelve (12) months from the grant date thereof or may be subject to a Performance Period that is less than twelve (12) months, as applicable, other than in connection with a Change in Control or, with respect to any Participant, in connection with the death or Disability of such Participant.
5.5    Dividends and Dividend Equivalents on Unvested Awards. To the extent any Award provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested Awards be paid unless and before the underlying Award has become vested pursuant to its terms.
ARTICLE VI
STOCK OPTIONS
6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Subject to Section 4.2(b), the Committee may not grant dividend equivalents in connection with any Option.
6.2    Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non- Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.
6.4    Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)    Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.
(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.
(c)    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of Section 5.4 hereof and this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(d)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.
(e)    Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.
(f)    Termination by Death, Disability or Retirement. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant's Termination is by reason of death, Disability or Retirement, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant's Termination may be exercised by the Participant (or in the case of the Participant's death, by the legal representative of the

Participant's estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant's Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.
(g)    Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant's Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant's Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(h)    Voluntary Resignation. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant's Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant's Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(i)    Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant's Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.
(j)    Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant's Termination for any reason shall terminate and expire as of the date of such Termination.
(k)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non‑Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(l)    Form, Modification, Extension and Renewal of Stock Options; Prohibition on Repricing. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee. The Committee may modify, extend, or renew outstanding Options granted under the Plan, provided that the rights of a Participant are nor reduced without the applicable Participant's consent and provided further that such action does not subject the Option to Section 409A of the Code without the consent of the applicable Participant. Notwithstanding anything herein to the contrary, without the consent of stockholders, the Committee may not (i) lower the strike price of a Stock Option after it is granted, or take any other action with the effect of lowering the strike price of a Stock Option after it is granted, or (ii) permit the cancellation of a Stock Option in exchange for another Award.
(m)    Deferred Delivery of Common Stock. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant's exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.
(n)    Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant's Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.
(o)    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1    Stock Appreciation Rights. Stock Appreciation Rights shall mean the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right. Subject to Section 4.2(b), the Committee may not grant dividend equivalents in connection with any Stock Appreciation Right.
7.2    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:
(a)    Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.
(b)    Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.
(c)    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of Section 5.4 hereof and this Section 7.2, Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(d)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised.
(e)    Payment. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion or as may be provided in an applicable Award Agreement) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the exercise price.
(f)    Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant's Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant's Termination on the same basis as Stock Options would be exercisable following a Participant's Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g)    Non-Transferability. No Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant's lifetime, only by the Participant.
(h)    Form, Modification, Extension and Renewal of Stock Appreciation Rights; Prohibition on Repricing. Subject to the terms and conditions and within the limitations of the Plan, Stock Appreciation Rights shall be evidenced by such form of agreement or grant as is approved by the Committee. The Committee may modify, extend, or renew outstanding Stock Appreciation Rights granted under the Plan, provided that the rights of a Participant are nor reduced without the applicable Participant's consent and provided further that such action does not subject the Stock Appreciation Right to Section 409A of the Code without the consent of the applicable Participant. Notwithstanding anything herein to the contrary, without the consent of stockholders, the Committee may not (i) lower the strike price of a Stock Appreciation Right after it is granted, or take any other action with the effect of lowering the strike price of a Stock Appreciation Right after it is granted, or (ii) permit the cancellation of a Stock Appreciation Right in exchange for another Award.
7.3    Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount set forth in Section 7.2(e) with respect to Stock Appreciation Rights.
7.4    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VIII    RESTRICTED STOCK
8.1    Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (subject to Section 5.4), and all other terms and conditions of the Awards.
The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion.
8.2    Awards and Certificates. Except as may be provided in an Award Agreement, Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(a)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.
(b)    Acceptance. Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder. For the avoidance of doubt, no Awards of Restricted Stock will vest unless and until such Award is accepted.
(c)    Legend. Each Participant receiving Restricted Stock shall be issued stock as book entries by the applicable transfer agent, unless the Company elects to use another system, as evidencing ownership of shares of Restricted Stock.

Such issuance shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.
(d)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.
8.3    Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
(a)    Restriction Period. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the "Restriction Period") commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.
(i)    If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
(b)    Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.
(c)    Termination. Unless otherwise determined by the Committee at grant, in an Award Agreement or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant's Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
(d)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.
ARTICLE IX    PERFORMANCE AWARDS
9.1    Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

9.2    Terms and Conditions. Performance Awards awarded pursuant to this Article IX shall be subject to the following terms and conditions:
(a)    Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Award that has been earned.
(b)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be transferred during the Performance Period.
(c)    Objective Performance Goals, Formulae or Standards. The Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as determined by the Committee. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
(d)    Dividends. Unless otherwise determined by the Committee at the time of grant or in an Award Agreement, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will be paid to the Participant. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the achievement of the applicable Performance Goals.
(e)    Payment. Following the Committee's determination in accordance with Section 9.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant's earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate, subject to Section 5.4.
(f)    Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant's Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.
ARTICLE X
OTHER STOCK-BASED AND CASH-BASED AWARDS
10.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock‑Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, performance stock units and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to other Awards granted under the Plan.
Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.
The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:
(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
(b)    Dividends. Unless otherwise determined by the Committee at the time of Award or in an Award Agreement, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Award.
(c)    Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion, subject to Section 5.4.
(d)    Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.
10.3    Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions not inconsistent with the terms of the Plan, or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company's assets for satisfaction of the Company's payment obligation thereunder.
ARTICLE XI
CHANGE IN CONTROL PROVISIONS
11.1    Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant's unvested Award shall not vest automatically and a Participant's Award shall be treated in accordance with one or more of the following methods as determined by the Committee:
(a)    Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).
(b)    The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes hereof, "Change in Control Price" shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.
(c)    Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.
11.2    Change in Control. Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a "Change in Control" shall be deemed to occur if:

(a)    any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;
(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 11.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two‑thirds of the directors then still in office who either were directors at the beginning of the two‑year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c)    a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 11.2(a)) acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or
(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as "nonqualified deferred compensation" within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a "change in ownership," a "change in effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code.
ARTICLE XII
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company's Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals for Restricted Stock, Performance Awards or Other Stock-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (viii) require stockholder approval in order for the Plan to continue to comply with, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Ohio to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company's securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant's consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.
ARTICLE XIII    UNFUNDED STATUS OF PLAN
The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.
ARTICLE XIV    GENERAL PROVISIONS
14.1    Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. Awards may include any legend or other evidence of restrictions that the Committee deems appropriate to reflect any restrictions on Transfer with respect to such Award. All certificates for shares or other evidence of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be included in any representation of Common Stock to make appropriate reference to such restrictions.
14.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
14.3    No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.
14.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee or inclusion in an Award Agreement, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned, provided that the number of shares of Common Stock may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in in adverse accounting consequences.
14.5    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.6    Listing and Other Conditions.
(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
(b)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c)    Upon termination of any period of suspension under this Section 14.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d)    A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.
14.7    Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder's agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such stockholder's agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder's agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).
14.8    Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Ohio (regardless of the law that might otherwise govern under applicable Ohio principles of conflict of laws).
14.9    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a " Proceeding "), to the exclusive jurisdiction of the courts of the State of Ohio, the court of the United States of America for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant's address shown in the books and records of the Company or, in the case of the Company, at the Company's principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

14.10    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
14.11    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.12    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
14.13    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant's death or Disability and to supply it with a copy of the will (in the case of the Participant's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.
14.14    Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.
14.15    Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a "specified employee" (as defined under Section 409A of the Code) as a result of such employee's separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.
14.16    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.
14.17    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
14.18    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
14.19    Lock-Up Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the " Lead Underwriter " ), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the " Lock‑Up Period "). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock‑Up Period.
14.20    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
14.21    Company Recoupment of Awards. A Participant's rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of "incentive-based compensation" under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
14.22    Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.
ARTICLE XV    EFFECTIVE DATE OF PLAN
The Plan was approved by the Board on February 22, 2019, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Ohio. The Plan became effective on [●], 2019, which was the date approval by the Company's stockholders was obtained.
ARTICLE XVI    TERM OF PLAN
No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.
ARTICLE XVII    NAME OF PLAN
The Plan shall be known as the "The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan."
EXHIBIT A
PERFORMANCE GOALS
Performance Goals may be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more objective performance criterion, including, but not limited to, the following:

•	earnings per share;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow;

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital metrics or ratios;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

•	employee engagement or turnover;

•	customer satisfaction;

•	total shareholder return;

•	economic profit or economic value added;

•
specified objectives with regard to limiting the level of increase in all or a portion of the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	control of or reduction in operating expenses.
The Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:
(a)    restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, "Extraordinary and Unusual Items," and/or

management's discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company's Form 10-K for the applicable year;
(b)    an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management; or
(c)    a change in tax law or accounting standards required by generally accepted accounting principles.
Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion.
In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may also:
(a)    designate additional business criteria on which the performance goals may be based; or
(b)    adjust, modify or amend the aforementioned business criteria.

Appendix B

THE ANDERSONS, INC.
2004 EMPLOYEE SHARE PURCHASE PLAN RESTATED AND AMENDED JANUARY 2019

SECTION I
Purpose

1.1
Purpose. The purpose of The Andersons, Inc. 2004 Employee Share Purchase Plan (the "Plan") is to enable and encourage Employees to acquire an ownership interest in the Company through purchase of the Company's Common Shares, thereby permitting Employees to share in the growth in value of the Company.

1.2	Section 423 Plan. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

1.3
Effectiveness of the Plan. The Plan, as restated and amended herein, will be effective January 1, 2019 (the "Effective Date"), subject to approval by the Company's shareholders. The Plan will remain in effect until such time as it is amended or terminated by the Board of Directors of the Company in accordance with the terms of Section IX hereof.

SECTION II
Definitions

Unless the context indicates otherwise, the following terms have the meanings set forth below.

2.1        "Administrator" means a committee of one or more individuals designated by the Committee to perform the rights and duties set forth in the Plan.

2.2	"Board" means the Board of Directors of the Company.

2.3	"Cash Account" shall have the meaning set forth in Section 5.5.

2.4	"Code" means the Internal Revenue Code of 1986, as amended.

2.5	"Committee" means the Compensation & Leadership Development Committee of the Board.

2.6
"Common Shares" means the common shares, no par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue from time to time, and as may be made subject to this Plan in the sole discretion of the Board.

2.7
"Company" means The Andersons, Inc., any successor entity in a merger or consolidation, and any subsidiary corporation, as defined in Section 424(f) of the Code, that elects to participate in the Plan with the approval of the Board.

2.8	"Compensation" means a Participant's total cash compensation, including base pay, overtime pay, and cash bonuses paid during the Offering Period through the payroll system.

2.9	"Designated Broker" shall have the meaning set forth in Section 5.5.

2.10
"Discount to Market" means a percentage discount to the Fair Market Value of the Plan Shares for purposes of calculating the Purchase Price pursuant to Section 5.4 hereof, which the Committee may authorize in its sole discretion from time to time; provided, however, that the Discount to Market may not exceed fifteen percent (15%).

2.11	"Employee" means an individual employed by the Company.

2.12
"Fair Market Value" as of a certain date means the fair market value of the Common Shares as determined by the Committee in its sole discretion. In making such determination, the Committee may use any of the reasonable valuation methods defined in Treasury Regulation Section 1.421-7(e)(2).

2.13	"Offering Period" shall have the meaning set forth in Section 5.1.

2.14
"Participant" means an Employee who elects to participate in the Plan prior to the first day of any Offering Period in accordance with the provisions of the Plan. All Participants shall have the same rights and privileges except as otherwise permitted by Section 423 of the Code and the Plan.

2.15	"Plan Shares" shall have the meaning as set forth in Section 4.1.

2.16	"Purchase Date" shall have the meaning set forth in Section 5.4.

2.17	"Purchase Price" shall have the meaning set forth in Section 5.4.

2.18	"Share Account" shall have the meaning set forth in Section 5.5.

SECTION III
Administration of the Plan

3.1	Authority of the Committee.

(a)
The Committee has the authority to propose adoption of resolutions by the Board regarding: (i) authorization of Plan Shares; (ii) authorization of the Purchase Price for Plan Shares; and (iii) amendment and termination of the Plan as set forth in Section IX. The Committee is authorized by the Board to oversee the administration of the Plan including the purchase and transfer of Plan Shares.

(b)
Unless and until the Committee explicitly revokes the following, the Committee shall be deemed to have delegated to the Administrator: (i) control of the general day-to-day administration of the Plan; and (ii) the authority to purchase and transfer shares of the Plan with all powers necessary to enable it to carry out its duties in that respect.

(c)
The Administrator shall control the operation of the Plan including, but not limited to, the power to: (i) subject to Section 5.2 hereof, determine eligibility for participation in the Plan; (ii) subject to Section V hereof, prescribe the terms and conditions under which Plan Shares may be purchased under the Plan; (iii) interpret the Plan and adopt rules for the administration and application of the Plan; and (iv) recommend to the Committee amendments and termination of the Plan as set forth in Section IX.

3.2
Decisions Binding. All determinations and decisions made by the Committee and the Administrator shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION IV
Number of Shares under the Plan

4.1
Shares Subject to Plan. The Company shall reserve 230,000 Common Shares plus the number of Common Shares still available for issuance under the Plan immediately prior to the Effective Date (collectively the "Plan Shares") for issuance to and purchase by Employees under this Plan, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Shares now or hereafter authorized yet unissued or Common Shares already authorized, issued, and owned or purchased by the Company. If and to the extent that any right to purchase Plan Shares shall not be exercised by any Participant for any reason, or if such right to purchase shall terminate as provided herein, Plan Shares that have not been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

4.2
Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination, or similar event or as in its sole discretion it may deem appropriate, the aggregate number of Plan Shares and the terms of any existing offering shall be adjusted by the Board to reflect such change.

SECTION V
Participation and Plan Operation

5.1
Offering Period. The Plan shall operate on a calendar year basis (with each calendar year constituting an "Offering Period"). Unless otherwise determined by the Committee, the Offering Period begins on the first day of January of each year and ends on the 31st day of December.

5.2	Eligible Employees. All Employees of the Company shall be eligible to participate in the Plan, unless otherwise prohibited by applicable law.

5.3	Enrollment in the Plan.

(a)
An Employee may elect to participate in an Offering Period through the provider of administrative services by enrolling online, via the telephone, or via a paper application. The enrollment must be completed not less than ten (10) business days prior to the first day of such Offering Period.

(b)
Each Participant shall designate at enrollment the percentage of Compensation that he or she elects to have withheld for the purchase of Plan Shares with respect to an Offering Period, which contribution amount may be any whole percentage from one percent (1%) up to ten percent (10%) unless otherwise determined by the Committee from time to time.

(c)
Payroll deductions shall commence on the first payday following the first day of the applicable Offering Period and shall continue to the end of such Offering Period, subject to contribution changes (if any) permitted under the Plan.

(d)
A Participant may cease contributions at any time, annually reenroll in the Plan, or increase or decrease the rate of contribution during the Offering Period enrollment in accordance with the rules and procedures prescribed by the Administrator from time to time.

(e)
A Participant may increase or decrease the rate of payroll deduction for any subsequent Offering Period by contacting the provider of administrative services via online or telephone not less than ten business days prior to the first day for such subsequent Offering Period.

(f)
A Participant's election in effect at the end of an Offering Period shall automatically apply to the next Offering Period (without reenrollment requirements) until the time of such Participant's withdrawal from the Plan, modification pursuant to Section 5.3(e), or the termination of the Plan.

(g)
By enrolling in the Plan, a Participant shall be deemed to elect to purchase the maximum number of Plan Shares that can be purchased with the amount in such Participant's Cash Account as of the Purchase Date; provided, however, that in addition to the limitations on Common Share ownership and other limitations set forth herein, the Committee may establish limitations on the number of Plan Shares which may be purchased by a Participant during the Offering Period.

5.4
Purchase Price. Unless otherwise specified by the Committee with respect to a certain Offering Period, the purchase price for each Plan Share to be purchased under the Plan in respect of each Offering Period (the "Purchase Price") shall be the lesser of (i) the Fair Market Value of the Common Shares less the Discount to Market as of the first day of such Offering Period or (ii) the Fair Market Value of the Common Shares less the Discount to Market as of the last day of such Offering Period; provided that, in each case, if either the first or last day of such Offering Period occurs on a day on which the stock market is closed, the applicable Fair Market Value measuring date will be the first day prior to such closure on which the stock market is open. The last business day of the Offering Period on which Common Shares are available for purchase shall be the "Purchase Date."

5.5	Purchase of Plan Shares and Plan Account Administration.

(a)
The Company will maintain a cash account ("Cash Account") and a share account ("Share Account") in the name of and for the benefit of each Participant, for bookkeeping purposes only. On each payday the amount deducted from each Participant's Compensation will be credited to such Participant's Cash Account.

(b)
As of the Purchase Date(s) with respect to each Offering Period, the number of Plan Shares purchased by a Participant during an Offering Period will be determined by converting the Participant's Cash Account balance at each Purchase Date into Plan Shares, based upon the Purchase Price for the Offering Period, and subject to the annual limitation (if any), set by the Committee on the number of Plan Shares that may be purchased by any Participant, the limitations set forth in Section VII hereof, and the limitation on the aggregate number of Common Shares subject to the Plan set forth in Section 4.1 hereof. In the event purchases by Participants at a particular Purchase Date would exceed such aggregate amount of Common Shares, pro rata allocations will be made among Participants based on the outstanding amount in such Participant's Cash Account. If the Employee's Cash Account has a positive balance at the end of the Offering Period after being reduced by the total purchase price for the Plan Shares issued, the positive balance shall remain in the Employee's Cash Account.

(c)
As soon as practicable after all necessary Plan Shares have been purchased by the Administrator (or its agent) for the benefit of Participants, or issued by the Company to Participants, the Administrator shall allocate such Shares to each Participant's Share Accounts in the following manner: allocate full Plan Shares to the Share Accounts of the individual Participants to the extent of the balances in their respective Cash Accounts. Each Cash Account will be charged with its pro rata share of the cost to Participants of all Plan Shares so allocated.

(d)	No interest shall be paid or accrued with respect to any Participant's Cash Account.

(e)
Cash dividends attributable to Plan Shares held in a Participant's Share Account as of the record date for which such cash dividend is declared will be deposited into the Participant's Share Account. Participants can request to have cash dividends sent to them by contacting the provider of administrative services via online or phone representative. Share dividends or share splits attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such dividend or split is declared will be credited to Participant's Share Accounts as of the effective date of such split. All other distributions attributable to Plan Shares allocated to a Participant's Share Account will be distributed to such Participant pro rata in a manner to be determined by the Administrator, consistent with the terms hereof; provided such manner treats all holders of Plan Shares equally with respect to such distribution. No person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Plan Shares allocated to a Participant's Share Account.

(f)	The Plan Shares purchased on behalf of a Participant shall be registered in the name of the Participant with the Administrator.

(g)
On each Purchase Date, the amount in a Participant's Cash Account shall be charged with the aggregate Purchase Price of the largest number of whole Common Shares that can be purchased with such amount. Unless otherwise provided by the Committee, the number of Common Shares purchased by each Participant on the Purchase Date shall be deposited into an account established in the Participant's name with the share brokerage or other financial services firm designated by the Committee (the "Designated Broker"). The balance, if any, in such Cash Account shall be carried forward to the next succeeding Offering Period; provided that any payroll deductions accumulated in a Participant's Cash Account that are not applied toward the purchase of shares on a Purchase Date due to limitations imposed by this Plan shall be returned to the Participant.

(h)    With respect to any Offering Period, the Administrator may require that the             Common Shares be retained with the Designated Broker for a specified period             of time before the Participant may sell or dispose of such Common Shares.

5.6
Impact of Cessation of Contributions. In the event that a Participant elects to cease contributions during an Offering Period the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment, subject to any applicable administrative processing fees. Such cash payment will be made as soon as administratively practical following this election and the Participant may not reenter the Plan until the next Offering Period.

5.7	Termination of Employment.

(a)
In the event of termination of employment for reasons other than death or disability: (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant; and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment.

(b)
In the event of termination of employment due to death or disability, the Participant (or his or her beneficiary in the event of death) may elect in writing to receive his or her Cash Account balance in cash with no interest payment, or to have the balance contained in his or her Cash Account applied toward the purchase of Plan Shares on the next applicable Purchase Date.

SECTION VI
Rights Not Transferable

The rights and interests of any Participant in the Plan, including any right to purchase Plan Shares, shall not be transferable other than by will or the applicable laws of descent and distribution and any such right to purchase shall be exercisable only during the lifetime of such Participant, and then only by such Participant.

SECTION VII
Limitations on Share Ownership

Notwithstanding any provision herein to the contrary, no Participant shall have a right to purchase Plan Shares if either:

(a)
such Participant would, immediately after electing to purchase such shares, own Common Shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of the Company or any of its Subsidiaries, as defined by Section 424(f) of the Code; or

(b)
the rights of such Participant to purchase Plan Shares would accrue at a rate that exceeds $25,000 of Fair Market Value of such Plan Shares (determined at the time or times such rights are granted) for each calendar year for which such rights are outstanding at any time.

For purposes of the foregoing clause (a), ownership of Common Shares shall be determined by the attribution rules of Section 424(d) of the Code and Participants shall be considered to own any Common Shares which they have a right to purchase under the Plan or any other share option agreement with the Company.

SECTION VIII
Miscellaneous Provisions

8.1
Continued Employment. Nothing in the Plan shall be construed to give any Employee the right to be retained in the employ of the Company or to affect the right of the Company or a Participant to terminate such employment at any time with or without cause.

8.2
Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any Plan Shares which he or she may have a right to purchase under the Plan until the date such shares are registered in the name of such Participant or in the name of a Nominee on behalf of such Participant.

8.3
Rights to Purchase Shares. Each right to purchase Plan Shares under the Plan shall be subject to the requirement that if at any time the Committee or the Administrator shall determine that the listing, registration or qualification of such right to purchase or the Plan Shares subject thereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such right to purchase or the issue of Plan Shares pursuant thereto, then, anything in the Plan to the contrary notwithstanding, no such right to purchase may be exercised in whole or in part, and no Plan Shares shall be issued, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Committee and the Administrator. The Administrator is authorized upon the advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering Plan Shares issued pursuant hereto.

SECTION IX
Amendment or Termination of the Plan

9.1	Amendment. The Board may, at any time and from time to time, amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

(a)	increase the maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof;

(b)	permit the issuance of any Plan Shares at a Purchase Price less than that provided in the Plan as approved by the shareholders;

(c)	cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

9.2
Termination. This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive the amounts in his or her Cash Account and Share Account without his or her consent. In the event of a termination of the Plan, (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment. All other distributions to Participants or actions necessitated by such termination shall be allocated among all Participants, pro rata according to the amounts in their Cash Accounts and Share Accounts, in a manner to be determined by the Administrator, consistent with the terms hereof, provided such manner treats all Participants equally with respect to such distribution.

SECTION X
Legal

10.1
Local Laws and Sub-Plans. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws or procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of Plan Share certificates, all of which may vary from location to location. The Committee may also adopt sub-plans applicable to particular subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4.1, but unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

10.2
Currency Conversions. The Committee shall have the sole discretion to determine the foreign exchange rate used to convert the Participant's contributions into U.S. dollars. Such conversion shall take place on or around the date as of which Plan Shares are purchased (and as close to that date as administratively practicable).

*** Exercise Your *Right* to Vote ***

THE ANDERSONS, INC.

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MEGAN GROOMS

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 12, 2019
Date: May 10, 2019 **Time:** 8:00 AM EDT
Location: THE ANDERSONS, INC.
CENTRAL OFFICE BUILDING
1947 BRIARFIELD BLVD.
MAUMEE, OH 43537

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E58999-P17390

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT   ANNUAL REPORT AND FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com,* or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2019 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
VIEW MATERIALS & VOTE

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to *www.proxyvote.com* or from a smartphone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E59000-P17390

Voting Items

The Board of Directors recommends you vote FOR ALL the following:

1. Election of Directors

Nominees:

01)	Patrick E. Bowe	06)	Robert J. King, Jr.
02)	Michael J. Anderson, Sr.	07)	Ross W. Manire
03)	Gerard M. Anderson	08)	Patrick S. Mullin
04)	Stephen F. Dowdle	09)	John T. Stout, Jr.
05)	Catherine M. Kilbane	10)	Jacqueline F. Woods

The Board of Directors recommends you vote FOR the following proposals:

4. An advisory vote on executive compensation, approving the resolution provided in the proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

E59001-P17390

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MEGAN GROOMS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58996-P17390

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ANDERSONS, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Patrick E. Bowe
02) Michael J. Anderson, Sr.
03) Gerard M. Anderson
04) Stephen F. Dowdle
05) Catherine M. Kilbane
06) Robert J. King, Jr.
07) Ross W. Manire
08) Patrick S. Mullin
09) John T. Stout, Jr.
10) Jacqueline F. Woods

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Approval of the 2019 Long-Term Incentive Compensation Plan.	☐	☐	☐
3. Approval of the 2004 Employee Share Purchase Plan Restated and Amended 2019.	☐	☐	☐
4. An advisory vote on executive compensation, approving the resolution provided in the proxy statement.	☐	☐	☐
5. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E58997-P17390

THE ANDERSONS, INC.
Annual Meeting of Shareholders
May 10, 2019 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John P. Kraus and Catherine M. White, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on May 10, 2019, at THE ANDERSONS, INC., CENTRAL OFFICE BUILDING, 1947 BRIARFIELD BLVD., MAUMEE, OH 43537, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side